                                                                Exhibit 2.1

                            STOCK PURCHASE AGREEMENT


                                    between


                            THE B.F.GOODRICH COMPANY


                                      and


                                   RPM, INC.

                               TABLE OF CONTENTS
                               -----------------
                                                                          Page
                                                                          ----

RECITALS       ......................................................      1

ARTICLE I      PURCHASE AND SALE OF STOCK ...........................      1
  1.1          Purchase and Sale ....................................      1
  1.2          Retained Assets ......................................      2
  1.3          Retained Liabilities .................................      2
  1.4          Transfer and Consent of Third Parties ................      3

ARTICLE II     PURCHASE PRICE .......................................      3
  2.1          Purchase Price .......................................      3
  2.2          Purchase Price Adjustment ............................      4
  2.2(a)       Closing Statement Preparation ........................      4
  2.2(b)       Closing Statement Review .............................      4
  2.2(c)       Closing Statement Dispute ............................      5
  2.2(d)       Cost of Independent Accountants ......................      5
  2.2(e)       Post-Closing Refund ..................................      5
  2.2(f)       Time of Post-Closing Refund ..........................      5

ARTICLE III    CLOSING AND TERMINATION ..............................      5
  3.1          Closing ..............................................      5
  3.2          Grounds for Termination ..............................      5
  3.3          Effect of Termination ................................      6

ARTICLE IV     REPRESENTATIONS OF SELLER ............................      7
  4.1          Representations of Seller ............................      7
  4.1(a)       Capital Stock ........................................      7
  4.1(b)       Title to Stock .......................................      7
  4.1(c)       organization and Good Standing .......................      8
  4.1(d)       Authorization ........................................      8
  4.1(e)       No Default Upon Transfer .............................      9
  4.1(f)       Tangible Assets ......................................      9
  4.1(g)       Patents, Trademarks and Service Marks ................      9
  4.1(h)       Taxes ................................................     10
  4.1(i)       Litigation ...........................................     10
  4.1(j)       Contracts ............................................     12
  4.1(k)       Laws and Regulations .................................     12
  4.1(l)       Environmental Matters ................................     12
  4.1(m)       Real Property ........................................     14
  4.1(n)       Employee Benefit Plans ...............................     14
  4.1(o)       Financial Information ................................     17

                                                                          Page
                                                                          ----

   4.1(p)     No Approvals ..............................................   17
   4.1(q)     Brokerage or Finder's Fee .................................   17
   4.1(r)     Litigation ................................................   17
   4.1(s)     No Undisclosed Liabilities ................................   18
   4.1(t)     Absence of Certain Changes ................................   18
   4.1(u)     Insurance .................................................   19
   4.1(v)     Employees .................................................   20
   4.1(w)     Certain Payments ..........................................   20
   4.1(x)     Relationships with Related Persons ........................   21
   4.1(y)     Suppliers and Customers ...................................   21
   4.1(z)     Accounts Receivable and Inventories .......................   22
   4.1(aa)    Labor Relations; Compliance ...............................   22

ARTICLE V     REPRESENTATIONS OF BUYER ..................................   23
   5.1        Representations of Buyer ..................................   23
   5.1(a)     Corporate organization ....................................   23
   5.1(b)     Authorization .............................................   23
   5.1(c)     Financial Capability ......................................   23
   5.1(d)     Brokerage or Finder's Fee .................................   24
   5.1(e)     Litigation ................................................   24
   5.1(f)     No Approvals ..............................................   24
   5.1(g)     Acquisition of Common Stock for Investment Purposes .......   24

ARTICLE VI    COVENANTS OF SELLER .......................................   24
   6.1        Conduct of the Business ...................................   24
   6.2        Information ...............................................   25
   6.3        Covenant of Cooperation ...................................   25
   6.4        Insurance Coverage ........................................   25
   6.5        Retained Business .........................................   26
   6.6        Intercompany Accounts .....................................   26
   6.7        No Solicitation ...........................................   26
   6.8        Associated Assets .........................................   27
   6.9        Delivery of Audited Statements ............................   27
   6.10       Seller's Non-Competition Covenant .........................   27
   6.11       Cash Balances .............................................   29
   6.12       Debt ......................................................   29

ARTICLE VI-A  MUTUAL COVENANTS ..........................................   30
   6.1A       Notification ..............................................   30
   6.2A       Best Efforts ..............................................   30
   6.3A       Ancillary Agreements ......................................   30

                                                                          Page
                                                                          ----

ARTICLE VII        COVENANTS OF BUYER ...............................     31
   7.1             Covenants ........................................     31
   7.2             Maintenance of Books and Records .................     32
   7.3             Transition Services ..............................     32
   7.4             Trademarks .......................................     32
   7.5             Employees; Employee Benefits .....................     33
   7.6             Employee Benefits ................................     34
   7.6(a)          General ..........................................     34
   7.6(b)          Retirement Plans .................................     34
   7.6(b)(1)       401(k) Plan ......................................     34
   7.6(b)(2)       Defined Benefit Pension Plan .....................     34
   7.6(c)          Welfare Benefit Plans ............................     35
   7.6(d)          Retiree Medical Coverage .........................     36
   7.6(e)          Employee Notice ..................................     36
   7.7             Workers' Compensation ............................     36

ARTICLE VIII       TAX MATTERS ......................................     37
   8.1             Tax Definitions ..................................     37
   8.2             Covenants ........................................     38
   8.3             Cooperation on Tax Matters .......................     40

ARTICLE IX         CONDITIONS TO CLOSING ............................     41
   9.1             Conditions to Obligation of Seller ...............     41
   9.1(a)          Representations and Warranties ...................     41
   9.1(b)          Performance ......................................     42
   9.1(c)          Governmental Approvals ...........................     42
   9.1(d)          No Prohibition ...................................     42
   9.1(e)          Ancillary Agreements .............................     42
   9.1(f)          Other Approvals ..................................     42
   9.1(g)          Financial Statements .............................     42
   9.2             Conditions to Obligations of Buyer ...............     42
   9.2(a)          Representations and Warranties ...................     43
   9.2(b)          Performance ......................................     43
   9.2(c)          Governmental Approvals ...........................     43
   9.2(d)          No Prohibition ...................................     43
   9.2(e)          Ancillary Agreements .............................     43
   9.2(f)          Other Approvals ..................................     43
   9.2(g)          Financial Statements .............................     44
   9.2(h)          IBNR Policy ......................................     44

ARTICLE X          DELIVERIES AT CLOSING ............................     44
  10.1             Deliveries of Seller .............................     44

                                                                          Page
                                                                          ----

   10.1(a)        Stock Certificates ..................................    44
   10.1(b)        Opinion of Counsel ..................................    44
   10.1(c)        Certificates ........................................    44
   10.1(d)        Resignation .........................................    44
   10.1(e)        Secretary's Certificate .............................    44
   10.2           Deliveries of Buyer .................................    45
   10.2(a)        Purchase Price ......................................    45
   10.2(b)        Opinion of Counsel ..................................    45
   10.2(c)        Officer's Certificate ...............................    45
   10.2(d)        Secretary's Certificate .............................    45

ARTICLE XI        INDEMNITY ...........................................    45
   11.1           Indemnification .....................................    45
   11.1(a)        Seller's Indemnity ..................................    45
   11.1(b)        Tax Indemnification by Seller .......................    46
   11.1(c)        Buyer's Indemnity ...................................    47
   11.1(d)        Tax Indemnification by Buyer ........................    47
   11.1(e)        Special Indemnification by Seller ...................    48
   11.1(e)(1)     General Provisions ..................................    48
   11.1(e)(2)     Terms ...............................................    49
   11.1(e)(3)     Cost-Sharing ........................................    49
   11.1(e)(4)     Covenants ...........................................    50
   11.1(e)(5)     Notice of Claims ....................................    50
   11.1(e)(6)     Claims Management ...................................    50
   11.1(e)(7)     Defense .............................................    52
   11.2           Limitations of Seller's Liability ...................    52
   11.2(a)        Monetary Thresholds and Limitations .................    52
   11.2(b)        Time Limitations ....................................    52
   11.2(c)        Exclusions from Sub-Sections (a) and (b) ............    53
   11.3           Notice of Claim .....................................    53
   11.4           Exclusive Remedy ....................................    54

ARTICLE XII       MISCELLANEOUS PROVISIONS ............................    54
   12.1           Certain Definitions .................................    54
   12.2           Governmental Approvals and Consents .................    54
   12.3           Representations and Warranties of Seller ............    55
   12.4           Entire Agreement ....................................    56
   12.5           Binding Effect; Assignment ..........................    56
   12.6           Notices .............................................    57
   12.7           Waiver, Consent .....................................    58
   12.8           Other and Further Covenants of Seller ...............    58
   12.9           Governing Law .......................................    58
   12.10          Expenses ............................................    59

   12.11          No Third Party Beneficiaries ......................      59
   12.12          Public Announcements ..............................      59
   12.13          Disputes ..........................................      59
   12.14          Counterparts ......................................      59

                                  DEFINITIONS
                                  -----------


ACCOUNTING REFEREE: Section 8.2(b)
AFFILIATES: Section 4.1(a)(2)
AGREEMENT: Intro
BFGOODRICH INSURANCE POLICIES: Section 4.1(u)
BUSINESS EMPLOYEES: Section 7.5
BUSINESS: SECTION 12.1(b)
BUYER: Introduction
BUYER'S LOSS: Section 11.1(b)(1)
BUYER'S PENSION PLANS: Section 7.6(b)(2)(i)
BUYER'S SAVINGS PLAN: Section 7.6(b)(1)
CLAIM: Section 11.3
CLAIMANT: Section 11.3
CLOSING STATEMENT: Section 2.2(a)
CLOSING DATE: Section 3.1
CLOSING: Section 3.1
CODE: Section 8.1(a)
COMMON STOCK: Recitals
COMPANY: Recitals
COMPETING ACTIVITY: Section 6.10(b)
ENVIRONMENTAL LAWS: Section 4.1(l)(6)
FCPA: Section 4.1(w)
FINAL CLOSING STATEMENT: Section 2.2(b)
INCOME TAX: Section 8.1(b)
INDEMNITOR: Section 11.3
INDEPENDENT ACCOUNTS: Section 2.2(c)
LAWS:  Section 4.1(k)
MODIFIED AGGREGATE DEEMED SALES PRICE: Section 8.1(c)
NET WORTH: Section 2.2(e)
ORDER: Section 4.1(i)
PBGC: Section 4.1(n)(13)
PERMITTED ENCUMBRANCES: Section 4.1(m)
PLAN: Section 12.1(a)
PRE-CLOSING TAX PERIOD: Section 8.1(d)
PRICE ALLOCATION SCHEDULE: Section 8.2(b)
PRODUCT: Section 6.10(c)
PRODUCTS: Section 6.10(c)
PROPRIETARY RIGHTS AGREEMENT: Section 4.1(v)(2)
PURCHASE PRICE: Section 2.1
REAL PROPERTY:  Section 4.1(m)
RETAINED ASSETS: Section 1.2
RETAINED LIABILITIES: Section 1.3
RETAINED BUSINESS: Section 6.5

SCHEDULE: Section 4.1
SCHEDULES: Section 4.1
SECTION 338 ELECTIONS: Section 8.2(a)
SECTION 338(h)(10) ELECTION: Section 8.2(a)
SECTION 338(g) ELECTION: 8.2(a)
SELLER LOSS: Section 11.1(d)(1)
SELLER: Introduction
SELLER'S PENSION PLAN: Section 7.6(b)(2)(i)
SELLER'S SAVINGS PLAN: Section 7.6(b)(1)
TAX ASSET: Section 8.1(f)
TAX: Section 8.1(e)
TAX RETURN: Section 4.1(h)
TAXING AUTHORITY: Section 8.1(e)
TREMCO INSURANCE POLICIES: Section 4.1(u)
TREMCO PRODUCTS: Section 6.10(c)

                             SCHEDULES AND EXHIBITS
                             ----------------------

     Schedule 1.2(g)         Retained Technology
     Schedule 1.3(b)         Retained Claims and Litigation
     Schedule 1.3(d)         Plans Constituting Retained Liabilities
     Schedule 4.1(a)(1)      Capital Stock
     Schedule 4.1(a)(2)      Affiliates
     Schedule 4.1(a)(3)      Other Shareholdings
     Schedule 4.1(b)(2)      Share Ownership
     Schedule 4.1(c)         State Qualifications
     Schedule 4.1(f)         Tangible Assets
     Schedule 4.1(g)         Patents, Trademarks and Service Marks
     Schedule 4.1(i)         Litigation
     Schedule 4.1(j)         Contracts
     Schedule 4.1(k)         Laws and Regulations
     Schedule 4.1(l)         Environmental
     Schedule 4.1(m)         Real Property
     Schedule 4.1(n)         Plans
     Schedule 4.1(0)         Financial Information
     Schedule 4.1(p)         Approvals or Other Matters
     Schedule 4.1(q)         Seller Broker
     Schedule 4.1(s)         Liabilities
     Schedule 4.1(t)         Absence of Changes
     Schedule 4.1(u)         Insurance
     Schedule 4.1(v)         Employees
     Schedule 4.1(y)         Suppliers and Customers
     Schedule 4.1(aa)        Labor Matters
     Schedule 5.1(f)         Approvals or Other Matters
     Schedule 6.5            Retained Business
     Schedule 6.6            Intercompany Accounts
     Schedule 10.1(d)        Directors and Officers
     Schedule 12.4           Confidentiality Agreement

                                    EXHIBITS
                                    --------
     Exhibit A               Ancillary Agreements
     Exhibit A-1             -- License Agreement for Retained Technology
     Exhibit A-2             -- Distributor Agreement for Tremco S.A.
     Exhibit A-3             -- Put/Call Agreement for Tremco S.A.
     Exhibit A-4             -- License Agreement for Tremco S.A.
     Exhibit A-S             -- Transition Services Agreement
     Exhibit A-6             -- Ultrem Toll Agreement

                            STOCK PURCHASE AGREEMENT
                            ------------------------

        THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 21st day of October, 1996, by and between THE B.F.GOODRICH COMPANY, a New York corporation ("Seller") and RPM, INC., an Ohio corporation ("Buyer").


                                    RECITALS
                                    --------


            A. Seller owns one hundred percent (100%) of the issued and outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of TREMCO INCORPORATED, an Ohio corporation ("Company").

            B. Seller desires to transfer, sell, and assign to Buyer and Buyer desires to purchase from Seller, one hundred percent (100%) of the Common Stock on the terms and conditions set forth in this Agreement.

            C. Seller desires to retain the following subsidiaries of Company:
Tremco S.A., Tremco Italia S.R.L., Tremco GMBH, BFGoodrich de Mexico S.A. de C.V. and Tremco Autobody Technologies, Inc.

            NOW, THEREFORE, in consideration of the mutual promises herein contained, Seller and Buyer agree as follows:


                     ARTICLE I. PURCHASE AND SALE OF STOCK
                     -------------------------------------


            1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall transfer, sell and assign to Buyer and Buyer agrees to purchase on the Closing Date (as defined herein), all of the Common Stock, free and clear of any and all restrictions, security interests, liens, assessments or encumbrances of any kind or nature whatsoever.

            1.2 RETAINED ASSETS. Notwithstanding the provisions of SECTION 1.1 above, Seller shall retain and shall transfer or cause to be transferred to itself or its designee the following assets of Company on or prior to the Closing Date (collectively, the "Retained

Assets"):

         (a) all books and records of Seller and its affiliates or related corporations, other than Company or its Affiliates (as hereinafter defined);

         (b) all rights of any nature in or to the names "The B.F.Goodrich Company," "BFGoodrich," and the names of any of their respective segments, subsidiaries and affiliates (other than those listed on Schedule 4.1(g) hereof), all logos and designs relating thereto, and all variations thereof;

         (c) Seller's rights under this Agreement;

         (d) subject to the provisions of SECTION 6.13, all rights and interests in and under the BFGoodrich Insurance Policies (as hereinafter defined in SECTION 4.1(u));

         (e) all amounts: (i) relating to prepaid items which cannot be transferred to Buyer by Seller; (ii) subject to the provisions of SECTION 6.11 hereof, of cash on hand or on deposit with or in the name of Company or its Affiliates;

         (f) the Retained Business as defined in SECTION 6.5 hereof, and the books and records of Seller or Company relating thereto; and,

         (g) the Retained Technology (as is defined and more fully identified in Schedule 1.2(g)), any other assets listed in Schedule 1.2(g) hereof.

     1.3 RETAINED LIABILITIES. Seller shall retain the following liabilities (the "Retained Liabilities"):

         (a) Income Taxes (as defined in SECTION 8.1 hereof) resulting from the sale of the Common Stock and the treatment of the transaction contemplated in
SECTION 8.2 hereunder

         (b) any claims or litigation and other proceedings identified in
Schedule 1.3(b) hereof;

         (c) all claims, demands, obligations and liabilities associated with or arising in connection with the Retained Business, including claims, demands, obligations and liabilities now or hereafter imposed upon Company or any of its Affiliates associated or arising in connection with the Retained Business;

         (d) all claims, obligations, expenses and liabilities associated with or arising in connection with any Plan (as defined in SECTION 12.1 hereof) identified on

Schedule 1.3(d) hereof shall be retained by Seller without regard to the time or monetary limitations set forth in Article Xl; except that any severance obligation arising under any Plan due to the termination of the employment of any employee of the Business (as defined in SECTION 12.1 hereof) on or after the Closing Date shall not be a Retained Liability hereunder; and,

         (e) the Company's manufacturing facility at 8701 Kinsman Road, Cleveland, Ohio, known as the Kinsman Facility.

     1.4 TRANSFER AND CONSENT OF THIRD PARTIES. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute any agreement to transfer or assign any interest in any asset, instrument, contract, permit, or other agreement or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted transfer thereof, without the required consent of a third party, would constitute a breach, violation or other contravention thereof or materially adversely affect the rights of Buyer or Seller thereunder. Seller and Buyer will use their reasonable efforts to obtain any required consents to the transfer herein to Buyer; provided that, neither Buyer nor Seller shall be required to make any payment or agree to any material undertaking in connection therewith. If any such consent is not obtained prior to the Closing Date, or if an attempted transfer would be ineffective or would materially adversely affect Seller's ability to transfer such interest to Buyer, Seller and Buyer will cooperate in a mutually agreeable, lawful and economically feasible arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including performance by Buyer or Seller as agent for the other.


                           ARTICLE II. PURCHASE PRICE
                           --------------------------


     2.1 PURCHASE PRICE. In consideration of the sale, transfer, conveyance, assignment, and delivery of the Common Stock by Seller to Buyer and the mutual covenants, undertakings, and agreements herein contained, Buyer shall on the Closing Date pay to Seller Two Hundred Thirty One Million Seven Hundred Thousand Dollars ($231,700,000) (the "Purchase Price") by wire transfer in immediately available funds to

Seller's bank account, which Seller shall identify in writing at least forty eight (48) hours prior to the Closing.

         2.2 PURCHASE PRICE ADJUSTMENT.

             (a) CLOSING STATEMENT PREPARATION. Promptly after the Closing Date, Seller shall prepare a statement as of the Closing Date (the "Closing Statement"). The Closing Statement shall be prepared on a basis consistent with the unaudited pro forma consolidated balance sheet of Company at December
31, 1995, set forth in Schedule 4.1(o) and past practice, subject to the absence of footnote disclosure.

             (b) CLOSING STATEMENT REVIEW. Not later than 30 days after the Closing Date, Seller will deliver the Closing Statement to Buyer. All work papers, documents and records used or generated by Seller and its accountants in connection with the preparation of the Closing Statement will be made available to Buyer. Unless Buyer gives Seller a written objection by the thirtieth day after Buyer's receipt of the Closing Statement, the Closing Statement will become final and binding on the parties and will be deemed to be the "Final Closing Statement."

             (c) CLOSING STATEMENT DISPUTE. If Buyer objects (as provided in the last sentence of SECTION 2.2(b)) to the Closing Statement and Buyer and Seller are able to resolve their dispute within 15 days after Buyer's objection, the Closing Statement (reflecting the resolution) will be final and binding on the parties and will be deemed to be the "Final Closing Statement." If Buyer objects (as provided in last sentence of SECTION 2.2(b)) to the Closing Statement and Buyer and Seller are unable to resolve their dispute within 15 days after Buyer's objection, the dispute will be resolved by the Cleveland, Ohio office of Deloitte & Touche (the "Independent Accountants"). The Independent Accountants will be instructed to perform their services as expeditiously as possible. The resolution of the Independent Accountants shall be presented in an "Arbitrator's Award Report", prepared by the Independent Accountants, which shall be final and binding on the parties. The decision of the Independent Accountants as reflected in the Arbitrator's Award Report shall be reflected in a "Final Closing Statement" to be issued by Seller as soon as possible thereafter.

             (d) COST OF INDEPENDENT ACCOUNTANTS. The fees and expenses of the Independent Accountants for the resolution of the dispute shall be shared equally by Buyer and Seller.

             (e) POST-CLOSING REFUND. For the purposes of this SECTION 2.2(e), the term "Net Worth" means the line item Equity/Intercompany prepared on a basis consistent with the line item Equity/Intercompany in the unaudited proforma consolidated balance sheet of Company at December 31, 1995, set forth in
Schedule 4.1(o). To the extent the Net Worth of the Company as shown in the Final Closing Statement is less than $66.5 million, Seller will refund to Buyer, by wire transfer of immediately available funds, an amount equal to such shortfall.

             (f) TIME OF POST-CLOSING REFUND. Any post-closing refund under
SECTION 2.2(e) will be made not more than three (3) business days after the Closing Statement has become the Final Closing Statement.


                     ARTICLE III. CLOSING AND TERMINATION


         3.1 CLOSING. The closing of the transactions contemplated by this Agreement, and all deliveries to be made at such time in connection therewith, shall occur at the offices of Seller or its legal counsel in Cleveland, Ohio the later of five (5) business days after all conditions of closing set forth in
Article IX have been satisfied, or February 3, 1997. The "Closing Date" as used herein shall mean 12:01 a.m. on February 1, 1997. The Closing may occur at such later date as may be mutually agreed upon in writing by Seller and Buyer.

         3.2 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing, by the party desiring to terminate this Agreement providing written notice of such termination to the other party, only:

             (a) by mutual written agreement of Seller and Buyer;

             (b) by Seller if the Closing shall not have been consummated on or before February 17, 1997;

             (c) by Buyer if the Closing shall not have been consummated on or before February 17, 1997;

             (d) by either Seller or Buyer if there shall be any law or regulation that makes consummation of the transaction contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any order, decree or judgment of any court or governmental body having competent jurisdiction;

             (e) by Buyer if any of the conditions in SECTION 9.2 has not been satisfied or cured as of the Closing Date or if satisfaction of such a condition is or becomes legally impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or

             (f) by Seller if any of the conditions in SECTION 9.1 has not been satisfied or cured as of the Closing Date or if satisfaction of such a condition is or becomes legally impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date.

         3.3 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by SECTION 3.2, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided, that, if this Agreement is terminated by a party because of the wilful breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's wilful failure to comply with its obligations under this Agreement, the terminating party's right to pursue all such legal remedies will survive such termination unimpaired and the non-terminating party shall be fully liable to the terminating party for any and all damages, loss, liability and expense (including without limitation, reasonable expenses of investigation and reasonable attorney's fees and expenses in connection with any action, suit or proceeding).

                     ARTICLE IV. REPRESENTATIONS OF SELLER
                     -------------------------------------


         4.1 REPRESENTATIONS OF SELLER. Seller hereby represents and warrants to Buyer that, except as set forth in one of the disclosure schedules attached hereto and made a part hereof (individually, a "Schedule" and collectively, the "Schedules"), it being expressly understood and acknowledged by Buyer that none of the following representations or warranties in any way relate to or concern the Retained Business unless expressly identified herein:

             (a) CAPITAL STOCK.

                 (1) The authorized capital stock of Company consists of 1000 shares of Common Stock, par value $1.00 per share, of which 1000 shares are issued and outstanding. There are no options, agreements, warrants or commitments of any kind or nature or any outstanding securities or other instruments exchangeable or convertible into the Common Stock of Company or any shares of any class of capital stock of Company 5 Affiliates except as set forth in Schedule 4.1(a)(1). Each outstanding share of Common Stock of Company is duly authorized, validly issued and outstanding, and fully paid and non-assessable.

                 (2) Other than as to companies that are included in the term Retained Business, Company's subsidiary and affiliated companies listed in
Schedule 4.1(a)(2) hereto are herein referred to as "Affiliates". The authorized capital stock of each Affiliate is set forth on Schedule 4.1 (a)(2), and all of the authorized capital stock of each Affiliate is duly authorized, validly issued and outstanding, and fully paid and non-assessable.

                 (3) Companies in respect of which Company owns 50% or less of the issued and outstanding equity interest are listed in Schedule 4.1(a)(3) hereto. Except as set forth in Schedule 4.1(a)(2) or (3) hereto and except as to the Retained Business, Company has no subsidiaries, nor does it own, directly or indirectly, any of the outstanding capital stock or securities convertible into capital stock of any corporation or any interest in any partnership, joint venture or any other business enterprise.

             (b) TITLE TO STOCK.

                 (1) Seller is the legal, beneficial and record owner of all of the Common Stock of Company and has full power and authority to transfer all right, title and interest in and to such shares of Common Stock without the consent of any other person. The delivery to Buyer of the certificates for such shares of Company's Common Stock in the manner contemplated by this Agreement will transfer to Buyer valid title to such shares, free and clear of all liens, claims, encumbrances, restrictions or limitations.

                 (2) The legal, beneficial and record owners of all of the capital stock of each of the Affiliates is set forth on Schedule 4.1(b)(2) and all of such capital stock is owned free and clear of any liens, claims, encumbrances, restrictions or limitations except as set forth in Schedule 4.1(b)(2).

             (c) ORGANIZATION AND GOOD STANDING. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each of the Affiliates is a corporation duly organized and in good standing under the laws of each jurisdiction listed on Schedule 4.1(c) hereof. Company and each of its Affiliates has full corporate power to own its respective properties and conduct the Business as currently conducted. Company and each of its Affiliates is duly qualified as a foreign corporation authorized to do business in, and is in the good standing under the laws of, each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it requires such qualification, except as indicated in Schedule 4.1(c) hereof. Seller has made available to Buyer copies of the Articles/Certificates of Incorporation and the Code of Regulations or By-Laws, each as amended, of Company, which are in full force and effect.

             (d) AUTHORIZATION. Seller has full corporate power and authority to own the Common Stock and to enter into and perform this Agreement. The execution, delivery and performance of this Agreement and the other transactions contemplated hereby by Seller have been duly authorized by all necessary corporate action, and this Agreement, when duly authorized, executed and delivered by Buyer and Seller, will be a valid and binding obligation of Seller enforceable in accordance with its terms (subject as to the enforcement of remedies, to applicable laws governing the recovery of attorneys' fees; bankruptcy, reorganization, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' or obligees' rights generally from time to time in effect; and subject to general principles of equity including those limiting the right to obtain specific performance of obligations of Seller thereunder). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate Seller's Certificate of Incorporation or By-laws.

             (e) NO DEFAULT UPON TRANSFER. Neither the execution and delivery of this Agreement nor the Closing of the transactions contemplated hereby will result in a violation or breach of or constitute a default under, any material indenture, mortgage, deed of trust, promissory note or other contract, license or other agreement to which Seller or Company or any of its Affiliates is bound.

             (f) TANGIBLE ASSETS. Except as provided in Schedule 4.1(f) hereto and except for matters which would not materially interfere with the use of such property in the ordinary course of business, Company and its Affiliates have valid title in and to, or in the case of leased property has valid leasehold interests in, their respective tangible assets (other than the Real Property as hereinafter defined), free and clear of any lien, mortgage, security interest, pledge or other encumbrance or adverse claim other than any such item which exists in respect of leased property which relates to the lease agreement and any security interest created in favor of the lessor or owner. The tangible assets of Company and its Affiliates are sufficient for the continued conduct of the Business on the Closing Date in substantially the same manner as conducted by Company and its Affiliates prior to the Closing.

             (g) PATENTS, TRADEMARKS AND SERVICE MARKS.
                 (1) Schedule 4.1(g) contains a list and description of (i) all United States and foreign patents and patent applications, all United States, state and foreign copyrights, trademarks, service marks, trade names and trade dress for which registrations have been issued or applied for, and all trade names, owned by Company and its Affiliates or in which Company or its Affiliates hold any right, license or interest; (ii) all material agreements, commitments, contracts, understandings, licenses, assignments and indemnities relating or pertaining to any asset, property or right listed in Schedule 4.1(g) to which Company or any of its Affiliates is a party; (iii) all material licenses or agreements pertaining to know-how, copyrights, trademarks, service marks, trade names, trade dress, trade secrets, inventions (whether patented or unpatented), disclosures or uses of ideas to which Company or any of its Affiliates is a party; and (iv) all registered assumed or fictitious names under which Company or any of its Affiliates is conducting business;

                 (2) Except as set forth in Schedule 4.1(g): (i) no proceedings are pending or, to the knowledge of Seller or Company, threatened against Company and its Affiliates which challenge the validity or ownership of any trade secrets, patents, copyrights, trademarks, trade name, trade dress, or servicemark or the ownership of any other right or property referred to in this
SECTION 4.1(g); and, (ii) since October 1, 1991 Company and its Affiliates have not received any written notice, nor does Seller have knowledge, of any infringement of any of the same by any other person; and

                 (3) Except as set forth in Schedule 4.1(g), since October 1, 1991 Company and its Affiliates have not received any written notice, nor does Seller have knowledge, that the operations, activities, products, equipment, machinery or processes of Company or its Affiliates infringe the patents, trademarks, servicemarks, trade names, copyrights or other property rights of any other person in any material respect.

             (h) TAXES. The Company and each of its Affiliates have filed all Tax Returns required to have been filed on or before the date hereof, and all Taxes required to have been paid on or before the date hereof by the Company and its Affiliates have been timely paid. The Closing Statement shall contain adequate reserves and accruals for all Taxes (other than U.S. Federal Income Taxes) due but not yet payable for all periods prior to the Closing Date. All deficiencies asserted or assessments made in writing as a result of any examination of Tax Returns by a Taxing Authority are being disputed in good faith or have been paid in full; "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any such Tax ,including, without limitation, any information return, claim for refund, amended return, and declaration of estimated Tax.

             (i) LITIGATION. Except as set forth in Schedule 4.1(i), there is no material claim, action, suit, litigation or proceeding of any nature pending or, to Seller's knowledge, threatened against or affecting Company or any of its Affiliates or in which Company or any of its Affiliates is a plaintiff or otherwise joined as a party, in any court or before any federal, state, county, municipal or foreign department, commission, board, bureau, agency or other governmental instrumentality, nor before any private or public arbitration tribunal. Except as set forth in Schedule 4.1(i):

                 (1) Seller is not party or subject to any Order (as hereinafter defined) relating to or with respect to Company or any of its Affiliates or the Business, or the conduct or operation of the Business;

                 (2) there is no Order to which Company or any of its Affiliates, or any of the assets owned or used by Company or any of its Affiliates, is presently subject;

                 (3) to the knowledge of Seller or Company or any of its Affiliates, no officer, Director, agent, or employee of Company or any of its Affiliates is presently subject to any Order that prohibits such officer, Director, agent, or employee from engaging in or continuing any conduct, activity, or practice involving the Business of Company.

     Except as set forth in Schedule 4.1(i), and except as to any violation or failure by Company or any of its Affiliates to comply which has been cured or otherwise addressed so as to remove the violating, failing or noncomplying condition:

                 (1) Company and its Affiliates are, and at all times since October 1, 1991 have been, in compliance with the terms and requirements of any Order to which they, or any of the assets owned or used by them, is or has been subject;

                 (2) no event has occurred or circumstance exists that may constitute or result in a material violation of or material failure to comply with any term or requirement of any Order to which Company or any of its Affiliates, or any of the assets owned or used by Company or any of its Affiliates, is presently subject; and

                 (3) neither Company nor any of its Affiliates has received, at any time since October 1, 1991 any notice or other communication from any governmental body or any other person regarding the material violation by Company or any of its Affiliates of, or material failure by Company or any of its Affiliates to comply with, any term or requirement of any Order to which Company or any of its Affiliates, or any of the assets owned or used by Company or any of its Affiliates, is or has been subject.

     For purposes of this SECTION 4.1(i), the term "Order" means any final material award, decision, injunction, judgment, order, ruling or verdict entered, issued, made, or rendered by any court, administrative agency, or other governmental body or by any arbitrator which has not been either fully performed, discharged or complied with as of the date hereof; the term "Order" does not include garnishments, domestic relations orders or similar matters involving employees which are served upon Company or any of its Affiliates solely in the capacity as the employer of such persons.

             (j) CONTRACTS. Attached hereto as Schedule 4.1(j) is a list of all of contracts which are considered by the Company's management to be material, either individually or in the aggregate, to either of the Company's two major business segments (roofing and sealants). Company's management is not aware of any facts or circumstances which would indicate that the listed material contracts are not valid and binding obligations of Company or its Affiliates (as appropriate), and to the best knowledge of Company's management, same are enforceable in accordance with their respective terms and are in full force and effect. Except as indicated in Schedule 4.1(j), no consent by any third party is required with respect to any listed material contract by reason of the transactions contemplated herein. Company or its Affiliates (as appropriate) have, and to the best knowledge of Company's management the other parties thereto have, performed all obligations under any listed material contract required to be performed respectively by it and there presently exists no default by Company or its Affiliates (as appropriate), nor any event which after notice or lapse of time would constitute such a default or otherwise result in a right to accelerate a loss of Company's or its Affiliate's (as appropriate) rights under any listed material contract binding upon Company or its Affiliates (as appropriate).

             (k) LAWS AND REGULATIONS. Except as listed on SCHEDULE 4.1(k), since October 1, 1991 Company and each of its Affiliates have not been and are not presently in material violation of the laws, regulations, orders or decrees ("Laws") of any federal, state, or local court or any foreign or U.S. governmental authority applicable to the Business. The foregoing representation is expressly not a representation with respect to any environmental matters, such matters being dealt with solely and exclusively in Section 4.1(l) hereof.

             (l) ENVIRONMENTAL MATTERS. Except as listed on Schedule 4.1(l), since January 1, 1991:

                 (1) Company and each of its Affiliates have not been and are not presently in material violation of Environmental Laws (as hereinafter defined);

                 (2) neither Company nor any of its Affiliates has received any notice of alleged material violation by Company or any of its Affiliates of any Environmental Law from any governmental authority which has not since been complied with;

                 (3) there has been no spill, discharge or other release of a Hazardous Substance, as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec. 9601 ET SEQ. ("CERCLA"), by Company or any of its Affiliates on the Real Property (as defined herein) during the period of their ownership or occupancy thereof, which spill, discharge or other release presently requires any report or remedial or response action by Company or any of its Affiliates under applicable Environmental Laws;

                 (4) neither Company nor any of its Affiliates has received a
Section 104(e) notice alleging that Company or any of its Affiliates is a liable party under CERCLA;

                 (5) to the knowledge of Company's management, no underground storage tanks are located on any portion of the Real Property located in the U.S. or Canada;

                 (6) to the knowledge of Company's management, there are no (i) asbestos-containing materials incorporated into the buildings or interior improvements that are a part of the Real Property located in the U.S. or Canada, or (ii) asbestos materials in products currently manufactured by Company and its Affiliates.

     Since January 1, 1989, all U.S. locations of Company and its Affiliates have timely filed all SARA Title III, Section 313 reports to the extent required under Environmental Laws.

     For the purposes hereof, the term "Environmental Laws" means any federal, state, local or foreign law, statute, ordinance, rule or regulation, or any order, judgment or decree issued pursuant to any of the foregoing, applicable to the Business and which is in effect on the date hereof and governs or regulates any of the following: (i) the emission, discharge or release of any substance into the air, water, soil, or substrata; or (ii) the generation, treatment, processing, storage, disposal, transport, labeling or other management of any solid waste or hazardous waste or the clean-up or remediation thereof; (iii) the health and safety of employees; including, without limitation: CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 ET SEQ.; the Clean Water Act, 33 U.S.C. Section 1251 ET SEQ.; the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; and the Safe Drinking Water Act,
42 U.S.C.300f through 300j).

             (m) REAL PROPERTY. Schedule 4.1(m) lists the facilities and offices owned or leased by Company or any of its Affiliates in the conduct of the Business (the "Real Property"). With respect to the parcels of the Real Property which are owned by Company or any of its Affiliates, Company or its Affiliates have good and marketable fee simple title thereto, except as set forth on
Schedule 4.1(m) hereto and except for Permitted Encumbrances (as defined herein). With respect to parcels of Real Property which are leased by Company or its Affiliates, Company or its Affiliates (as appropriate) are currently in possession thereof and has valid leasehold interests therein in accordance with the terms of the controlling lease, except as set forth in Schedule 4.1(m) and except for Permitted Encumbrances. In addition, the real estate leases applicable to leased Real Property are included in Schedule 4.1(j) and the representations and warranties contained in SECTION 4.1(j) are made INTER ALIA with respect thereto. No parcel of Real Property is subject to a mortgage, lien, covenants, restrictions, easements, encumbrances or security interests except as set forth in Schedule 4.1(m) and except for Permitted Encumbrances. As used in this Agreement, "Permitted Encumbrances" means: (i) real estate taxes and assessments (general and special) not yet due and payable; (ii) zoning ordinances and municipal land use regulations; (iii) utility distribution line easements serving that parcel of the Real Property; (iv) the rights of the public in and to any public roads abutting that parcel of the Real Property; (v) any matters set forth on Schedule 4.1(m) hereto; and (vi) any easements, restrictions, encumbrances, imperfections of title or other matters of record which would not unreasonably interfere with the use and occupancy thereof by Company or its Affiliates.

        (n)     EMPLOYEE BENEFIT PLANS.

                 (1) Seller shall list all of the Plans on Schedule 4.1(n), and has provided to Buyer, where in existence, copies of all Plans, as defined in
SECTION 12.1(a) below, including any trust agreements or other funding arrangements established and maintained by Company, its Affiliates and/or Seller covering Business Employees.

                 (2) Company and its Affiliates, or Seller on their behalf, have made all payments due under each Plan with respect to Business Employees (as defined in SECTION 7.5 hereof), and all related amounts that are expenses or liabilities of Company or its Affiliates under each such Plan have been accrued to date as expenses and liabilities of Company or its Affiliates and have been recorded on the consolidated books and records of Company.

                 (3) Except as otherwise set forth on Schedule 4.1(n), no insurance policy or other insured funding medium through which benefits are provided under any Plan is subject to any retroactive rate adjustment or the payment of additional premiums with respect to any periods prior to the Closing.

                 (4) Except as otherwise set forth on Schedule 4.1(n), each Plan has been operated in all material respects in accordance with its terms and with applicable law.

                 (5) Except as otherwise set forth on Schedule 4.1(n), no Plan provides (or by its terms is designed to provide) benefits for persons who are not active employees or Directors of Company or any Affiliate.

                 (6) Seller, Company and, to the best of Seller's or Company 5 knowledge, no other person, has engaged in any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, excluding any transactions which are exempt under Section 408 of ERISA or
Section 4975 of the Internal Revenue Code) with respect to any Plan, which could subject Company or any such other person to any liability. No event has occurred and no condition exists that would subject Company to any tax under Internal Revenue Code Sections 4971, 4972, 4977 or 4979, or to a fine under ERISA Sections 502(c) or 502(l).

                 (7) Except as otherwise set forth on Schedule 4.1(n), there are no actions, suits or claims pending (other than routine claims for benefits) or, to the best knowledge of Seller or Company, any actions, suits, or claims (other than routine claims for benefits) which could reasonably be expected to be asserted, against any Plan or the assets thereof.

                 (8) Company or its Affiliates as applicable, has the right to amend or terminate, without the consent of any other person, any Plan which it maintains or under which Company or its Affiliates has any obligation to provide benefits, except as proscribed by law, or as set forth on Schedule 4.1(n).

                 (9) Except with respect to the Plans currently maintained by Company or its Affiliates, Company and its Affiliates have no liability of any nature, whether absolute or contingent, with respect to any Plan which was in the past maintained by it or to which it was required to contribute.

                 (10) Company has no liability of any nature, whether absolute or contingent, with respect to any Plan which was in the past or is currently maintained by any other sponsor or to which any other employer or sponsor was in the past or is currently required to contribute.

                 (11) Neither Company nor any Affiliate maintains any Plan under which it would be obligated to pay benefits because of the consummation of the transaction contemplated by this Agreement, other than severance plans which will provide severance benefits to Business Employees whose employment is terminated as a result of this transaction.

                 (12) Each trust forming a part of any pension, profit sharing, 401(k) or other qualified retirement plan meets, and for all prior periods has met, all requirements for qualification under Sections 401 and 501 of the Internal Revenue Code, and all applicable related rules and final regulations, except that no representation is made as to the satisfaction of any such formal qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Internal Revenue Code, and any regulations, rulings or other IRS releases thereunder, has not expired.

                 (13) No liability to the Pension Benefit Guaranty Corporation ("PBGC"), other than payment of required premiums (all of which have been paid), has been incurred by Company with respect to any Plan.

                 (14) Except as otherwise set forth on Schedule 4.1(n), Company is not required, nor has it ever been required, to contribute with respect to any multi-employer plan within the meaning of Section 3(37) of ERISA.

             (o) FINANCIAL INFORMATION. Buyer has heretofore been furnished with copies of the following: (i) unaudited pro forma consolidated income statements of Company for the years ended December 31, 1994 and December 31, 1995, and for the nine (9) months ended September 30, 1996; and, (ii) unaudited pro forma consolidated balance sheet of Company at December 31, 1994, December 31, 1995 and September 30, 1996; copies of which are included in Schedule 4.1(o).
Schedule 4.1(o) also includes the detail page for accruals and reserves in the unaudited pro forma consolidated balance sheet of Company at December 31, 1995 and September 30, 1996. Except as set forth in Schedule 4.1(o), these pro forma statements have been prepared from and are consistent with the books and records of Company, and in accordance with generally accepted accounting principles as applied by Seller to its wholly-owned subsidiaries.

             (p) NO APPROVALS. Except as set forth in Schedule 4.1(p), no consent, approval, order or authorization of, or material registration, notice, declaration or filing with, any governmental authority is required under applicable law to be given, filed or obtained by Company, Seller or Company's Affiliates, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated herein.

             (q) BROKERAGE OR FINDER'S FEE. Seller and Company have not utilized any finder, broker or similar source in connection with this transaction and has not incurred any obligation or liability, contingent or otherwise, for brokers' commissions, finders' fees or other payments or liabilities in connection with the transactions contemplated by this Agreement or otherwise, except for the fees payable solely by Seller pursuant to the arrangement disclosed in Schedule 4.1(q) hereof, which shall be paid by Seller.

             (r) LITIGATION. There is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Seller threatened, against or relating to Seller in connection with or relating to the transactions contemplated by this

Agreement or which would adversely impact Seller's ability to consummate the transactions contemplated hereby, and Seller does not know or have any reason to be aware of any basis for the same.

             (s) NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 4.1(s) or otherwise disclosed in Schedules hereto, Company or any of its Affiliates have no material liabilities or obligations except for liabilities or obligations: (1) reflected or reserved against in the September 30, 1996 balance sheet set forth in Schedule 4.1(o), (2) incurred in the ordinary course of business consistent with past practice, (3) of a nature not required to be reflected or disclosed in the financial statements of the Company as of the date hereof or the Closing Date, (4) incurred after the date hereof with the knowledge or approval of Buyer, (5) incurred in respect of the Retained Business, or (6) disclosed pursuant to this Agreement. The foregoing representation and warranty includes liabilities or obligations related to product warranty or product liability claims pending or, to the knowledge of Seller or Company, threatened against Company or any of its Affiliates.

             (t) ABSENCE OF CERTAIN CHANGES. Since September 30, 1996, the Business has been operated only in the ordinary course and consistent with past practices, and, except in respect of the Retained Business or as set forth in
Schedule 4.1(t) or any other Schedule hereto, there has not been with respect to Company or any of its Affiliates:

                 (1) Any change in its condition (financial or other), assets, liabilities, business or earnings, other than changes in the ordinary course of business, or changes which individually or in the aggregate have not had a material adverse effect upon Company or any of its Affiliates taken as a whole (other than the sale of the Adhesives Systems Division and the proposed sale of Tremco Autobody Technologies, Inc.);

                 (2) Any damage, destruction or loss materially and adversely affecting its properties, assets or business, or notice to take by condemnation or eminent domain any real property owned or leased by it;

                 (3) Any change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock; grant of any registration rights; any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock or any direct or indirect redemption, retirement, purchase or other acquisition by it of any shares of its capital stock;

                 (4) Any indebtedness for borrowed money;

                 (5) Any change in existing credit arrangements with any bank or other institution;

                 (6) Any loan or advance made to any officer, director, consultant, agent, employee or shareholder or any other loan or advance made otherwise than in the ordinary course of business or any cash dividends paid to Seller;

                 (7) Any payment of, or commitment to pay, any severance or termination pay to any officer, director or shareholder;

                 (8) Any change in its accounting methods or practices or any change in depreciation or amortization policies or rates theretofore adopted by it;

                 (9) Any acquisition of all or any part of the stock or the business or operating assets of any other person, firm, association, corporation or business organization;

                 (10) Any mortgage, pledge, lien (other than statutory liens arising in the ordinary course and securing liabilities not yet due and payable), charge, security interest or other encumbrance against any of its assets;

                 (11) Any sale, transfer or grant of any material rights under any leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks, copyrights or with respect to any trade secrets or know-how; or,

                 (12) Any amendment to the organizational documents of Company or any Affiliate.

             (u) INSURANCE. Seller has heretofore delivered to Buyer information relating to the insurance policies described in Schedule 4.1(u) hereto as the "BFGoodrich Insurance Policies" and the "Tremco Insurance Policies". Except as set forth in Schedule 4.1(u): (i) all premiums have been paid when due, and all material obligations have otherwise been performed, under each policy to which Company or its Affiliates are a party or that provides coverage to Company or its Affiliates; (ii) notice has been given to the third party insurer of all insurable claims; and (iii) to the knowledge of Company's or its Affiliates' management, the applications for current insurance policies when submitted were true and correct in all material respects.

          (v)  EMPLOYEES.

               (1) Schedule 4.1(v) contains a complete and accurate list of the following information for each employee of Company and its Affiliates, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 1996; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any of Company s or any Affiliate's pension, retirement, profit-sharing, deferred compensation, stock bonus, stock option, cash bonus, severance pay, insurance, medical, welfare, or vacation plan, other employee pension benefit plan or employee welfare benefit plan, or any other employee benefit plan;

               (2) No employee of Company or its Affiliates is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee and any other person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee of Company or its Affiliates, or (ii) the ability of Company or its Affiliates to conduct the Business, including any Proprietary Rights Agreement with Seller or Company or its Affiliates by any such employee. To Seller's knowledge, no officer or other key employee of Company or its Affiliates intends to terminate his or her employment with Company or its Affiliates; and

               (3) Schedule 4.1(v) also contains a complete and accurate list of the following information for each retired foreign employee of Company or its Affiliates, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits, and any U.S. employees of Company or its Affiliates who will be eligible for retirement as of the Closing Date.

               (w) CERTAIN PAYMENTS. Neither the Company nor any of its Affiliates nor any director, officer, agent, or employee thereof, nor any other person associated with or acting for or on their behalf, has directly or indirectly (1) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any person, private or public, regardless of form, whether in money, property, or services in violation of the Foreign Corrupt Practices Act ("FCPA"), or (2) established or maintained any fund or asset that has not been recorded in the books and records of Company on a consolidated basis in accordance with the requirements of the FCPA.

               (x) RELATIONSHIPS WITH RELATED PERSONS. Neither Company nor its Affiliates, nor any related person thereof, has, or since January 1, 1991 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business, other than intercompany transactions undertaken in the ordinary course of business consistent with past practice. To the knowledge of Company's or its Affiliates' management, neither Company nor its Affiliates, nor any related person thereof, is, or since January 1, 1991 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a person that has
(1) had business dealings or a material financial interest in any transaction with Company or its Affiliates other than business dealings or transactions conducted in the ordinary course of business at substantially prevailing market prices and on substantially prevailing market terms, or (2) engaged in competition with Company or its Affiliates with respect to any line of the products or services of Company or its Affiliates in any market presently served by Company or its Affiliates. The foregoing representation and warranty excludes the holding of shares in Affiliates (undertaken in order to comply with applicable legal requirements) to the extent set forth in SCHEDULE 4.1(a)(1),
(2) or (3).

               (y) SUPPLIERS AND CUSTOMERS. Except as set forth on Schedule 4.1(y), none of the five (5) largest suppliers to or twenty (20) largest customers of the Business, nor any supplier who is the sole source of supply of any product essential to the Business, has since December 31, 1995 canceled or otherwise terminated, or since September 30, 1996 communicated to Company or its Affiliates any threat to cancel or otherwise terminate, its relevant contract(s) or order(s) with Company or its Affiliates. Except as set forth on Schedule 4.1(y), neither Seller, Company nor its Affiliates has received notice that any such supplier or customer intends to cancel or otherwise terminate its relevant contract(s) or order(s).

          (z)  ACCOUNTS RECEIVABLE AND INVENTORIES.

               (1) All of the accounts receivable included in the consolidated books and records of the Company at the Closing Date have arisen in the ordinary course of business, and are valid and collectible except to the extent of the allowance for doubtful accounts therein contained.

               (2) All of the inventories included in the consolidated books and records of the Company at the Closing Date are good and usable, not obsolete and reasonably capable of being sold, used or consumed in the ordinary course of the Business as now conducted and consistent with past practice, and are valued at the lower of cost or market consistent with the standards of financial presentation set forth in SECTION 4.1(o) hereof, with all obsolete items and items significantly below standard quality having been written down to net realizable market or scrap value on an annual basis.

               (aa) LABOR RELATIONS: COMPLIANCE. Except as set forth on Schedule 4.1(aa), since January 1, 1991, the Company or its Affiliates have not been nor is a party to any collective bargaining or other labor contract. Except as set forth on Schedule 4.1(aa), since January 1, 1991, there has not been, there is not presently pending or existing, and, to the best of Seller's or Company's knowledge, there is not threatened (1) any strike, slowdown, picketing, work stoppage, or employee grievance process, (2) any proceeding against or affecting Company or its Affiliates relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting Company or its Affiliates or their premises, or (3) any application for certification of a collective bargaining agent. Neither Seller, Company nor any of its Affiliates has reason to believe that any event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Company or its Affiliates, and no such action is contemplated by Company or its Affiliates. Company and its Affiliates have complied in all material respects with all legal requirements relating to employment, workers' compensation, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closings. Company and its Affiliates are not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.


                      ARTICLE V. REPRESENTATIONS OF BUYER
                      -----------------------------------


          5.1 REPRESENTATIONS OF BUYER. Buyer hereby represents and warrants to Seller as follows:

               (a) CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Ohio.

               (b) AUTHORIZATION. The execution, delivery and performance of this Agreement and the other transactions contemplated hereby have been duly authorized by Buyer by all necessary corporate action, and this Agreement, when duly authorized, executed and delivered by Buyer and Seller, will be the valid and binding obligation of Buyer enforceable in accordance with its terms (subject as to the enforcement of remedies, to applicable laws governing the recovery of attorneys' fees; bankruptcy, reorganization, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' or obligees' rights generally from time to time in effect; and subject to general principles of equity, including those limiting the right to obtain specific performance of obligations of Buyer thereunder). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate Buyer's Articles of Incorporation or Code of Regulations, each as amended, or any agreement, including any agreements or covenants relating to the financing of this transaction, to which it is a party or by which it is bound.

               (c) FINANCIAL CAPABILITY. Buyer has secured a commitment letter from a reputable lender bank which, subject to its terms, provides Buyer with financial commitments which will enable Buyer to perform its obligation under this Agreement to pay on the Closing Date the full amount of the Purchase Price.

               (d) BROKERAGE OR FINDER'S FEE. Buyer has not utilized any finder, broker or similar source in connection with this transaction and has not incurred any obligation or liability, contingent or otherwise, for brokers' commissions, finders' fees or other like payments in connection with the transactions contemplated by this Agreement.

               (e) LITIGATION. There is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Buyer threatened, against or relating to Buyer in connection with or relating to the transactions contemplated by this Agreement or which would adversely impact Buyer's ability to consummate the transactions contemplated hereby, and Buyer does not know or have any reason to be aware of any basis for the same.

               (f) NO APPROVALS. Except as set forth in Schedule 5.1(D, no material consent, approval, order or authorization of, or material registration, notice, declaration, or filing with, any governmental authority is required to be given, filed or obtained by the Buyer in connection with the execution, delivery or performance of this Agreement by the Buyer or the consummation of the transactions contemplated herein.

               (g) ACQUISITION OF COMMON STOCK FOR INVESTMENT PURPOSES. Buyer is acquiring the Common Stock for its own account, solely for investment purposes and with no present view to any public distribution thereof within the meaning of SECTION 2(11) of the Securities Act of 1933, as amended.


                        ARTICLE VI. COVENANTS OF SELLER
                        -------------------------------


               6.1 CONDUCT OF THE BUSINESS. Between the dates hereof and the Closing Date, Seller shall cause Company and its Affiliates to conduct the Business only in the ordinary course consistent with past practices, except for actions taken pursuant to this Agreement or with the prior consent of Buyer, and Seller shall promptly notify Buyer of any condition which cause a breach or violation of SECTION 4.1(t) hereof in accordance with the provisions of SECTION 6.1A hereof.

               6.2 INFORMATION. After the date of execution hereof, Seller shall give to Buyer and to Buyer's attorneys, accountants, insurance agents, and other representatives reasonable access, to the properties and books and records and officers and other managerial personnel applicable to the Business and shall furnish Buyer with information concerning Company, its Affiliates and the Business as Buyer may reasonably request. Seller reserves the right to require that Seller representatives be present during any and all meetings between Buyer and employees of Seller, Company or its Affiliates, and to schedule such meetings so as to minimize disruption or interruption of the Company's and its Affiliates' business and operations. Buyer's due diligence inquiries shall be substantially completed by December 20, 1996.

               6.3 COVENANT OF COOPERATION. After the Closing Date, Seller will give or cause to be given to Buyer and its representatives, upon Buyer's request, reasonable access to any records of Seller relating to Company and its Affiliates (except those described in SECTION 1.2(a) hereof) to the extent not previously transferred to Buyer. Prior to the Closing Date, Seller shall cooperate in good faith with Buyer and its independent auditors with respect to the establishment of an opening consolidated balance sheet for Company.

               6.4 INSURANCE COVERAGE. For the purposes of this SECTION 6.4, the term "Seller Insurance" means the BFGoodrich Insurance Policies in effect on and before the Closing Date, in excess of Seller's applicable self-insured retention amounts. From and after the Closing Date, Seller agrees to provide Company and its Affiliates with continuing access as an insured party to Seller Insurance, subject always to the terms, conditions and limitations thereof, which are applicable to insurable claims and litigation asserted against Company and its Affiliates as of the Closing Date. Seller shall be solely responsible for notification of the underwriters of the Seller Insurance and thereafter for the management of claims and litigation asserted against Company and its Affiliates prior to, on or within thirty (30) days after the Closing Date. Provided however, that Seller may, in its sole discretion, elect to purchase tail insurance coverage which shall be reasonably acceptable to Buyer and which will provide the same level and quality of coverage to Company and its Affiliates as would have otherwise been provided by the Seller Insurance ("Tail Insurance"). In the event Seller elects to so provide the Tail Insurance, Company and its

Affiliates shall not have any access to the Seller Insurance after the Closing Date. The foregoing does not constitute, and shall not be construed to constitute, an independent assumption, assurance, guarantee or indemnity of any nature whatsoever by Seller with respect to claims and litigation asserted against Company and its Affiliates as of the Closing Date. Seller will also provide on or before the Closing Date an IBNR (incurred-but-not-reported) claims insurance policy reasonably acceptable to Buyer, and if the cost thereof exceeds $1.7 million, then the excess cost thereof shall be paid by Buyer; provided however, that if the terms thereof as notified to Buyer on or before December 20, 1996 are not reasonably acceptable to Buyer, then Buyer may elect to purchase its own policy in lieu thereof; in the event of such election, the Purchase Price shall be reduced by $1.7 million.

               6.5 RETAINED BUSINESS. Company or its Affiliates have from time to time heretofore engaged in business more fully described in Schedule 6.5 (the "Retained Business"). Prior to the Closing, Seller shall have caused all of the Retained Business, and all of the assets and liabilities associated therewith, to be transferred and assigned to Seller or its subsidiaries or affiliates. Prior to the Closing, Seller shall have caused Tremco GMBH and Tremco Autobody Technologies, Inc. to have made all filings necessary to change their corporate names to remove any and all references to the name "Tremco". For the purposes of this Agreement, all of the assets and liabilities of the Retained Business are expressly retained as Retained Assets and Retained Liabilities, respectively, and same are expressly excluded from the sales transaction provided for herein.

               6.6 INTERCOMPANY ACCOUNTS. All amounts (i) due and owing from Seller and its subsidiaries or affiliates to Company and its Affiliates or (ii) due and owing to Seller and its subsidiaries or affiliates from Company and its Affiliates shall be eliminated as of the Closing Date as set forth on Schedule
6.6 or as mutually agreed to by the parties.

               6.7 NO SOLICITATION. Until such time, if any, as this Agreement is terminated pursuant to SECTION 3.2, Seller will not, and will cause Company and its Affiliates and their representatives not to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or consider the merits of any unsolicited inquiries or proposals from, any person (other than Buyer or any person acting on its behalf) relating to the sale of the business or assets (other than in the ordinary course of business) of

Company and its Affiliates, or the capital stock of Company and its Affiliates, or any merger, consolidation, business combination, or similar transaction involving Company and its Affiliates. The foregoing shall not in any way preclude any actions by Seller in respect of the Retained Business, provided that any actions with respect to Tremco S.A. and Tremco Italia, S.R.L. shall be limited and governed by the applicable agreements included in Exhibit A hereto.

               6.8 ASSOCIATED ASSETS. Seller has informed Buyer that Seller shall retain the corporate entities existing in Mexico and Japan which presently house local Company operations. In connection with the transactions contemplated herein, Seller shall transfer to Buyer the assets and business of Company (if any), and Buyer shall assume and perform the liabilities and obligations of Company (if any), associated with such operations, including any employment obligations. In addition, Seller will provide appropriate transitional services to allow the orderly transition of such operations to Buyer's local legal entities.

               6.9 DELIVERY OF AUDITED STATEMENTS. Seller shall not less than five (5) days prior to the Closing Date deliver to Buyer the audited consolidated balance sheet of the Company and all of the subsidiaries listed on
Schedule 4.1(a)(2) as at October 31, 1996 and the related audited consolidated statements of income and cash flows for such period then ended, together with the unqualified report thereon of Ernst & Young LLP. Such financial statement shall be in compliance with Regulation S-X of the Securities and Exchange Commission, and satisfy the one-year financial statement requirement under Item 7(a) of Form 8-K assuming such Form 8-K is filed by March 28, 1997. Seller shall invoice Buyer for the full amount of Ernst & Young LLP's charges in connection with the preparation of such financial statements, and Buyer shall promptly pay such invoice in full contingent upon the Closing of the transaction contemplated herein.

               6.10 SELLER'S NON-COMPETITION COVENANT.

               (a) In consideration of Buyer's entering into and fulfilling its obligations under this Agreement, and ancillary to the sale of the Common Stock and Business as provided herein, Seller agrees that, without the prior written consent of Buyer, Seller and its subsidiaries and affiliates shall not for a period of five (5) years after the Closing Date:

(i) engage in any Competing Activity (as hereinafter defined) within the geographic area in which Company or its Affiliates has conducted the Business, it being understood and agreed by the parties that such geographic area is world-wide; or (ii) either for its own benefit or purposes or the benefit or purposes of any other person, interfere with, attempt to divert, entice away, or accept any business from any person who was a customer of Company or its Affiliates for the purpose of a Competing Activity.

               (b) For the purposes of this Agreement, "Competing Activity" means any participation in, or other ownership or organization of, any person or entity, which is engaged in, or hereafter engages in, the design, development, manufacture, distribution or sale of any Product, whether Seller or its affiliates or subsidiaries is acting as an agent, consultant, investor, partner, shareholder, proprietor or in any representative capacity.

               (c) For the purposes of this Agreement, the term "Products" means
(i) that group of products which has been designed, developed, and/or produced and which is presently sold or offered for sale by Company or its Affiliates in the operation of the Business, other than the Retained Technology or the Retained Business ("Tremco Products"), and (ii) products which are competitive with Tremco Products or which perform substantially the same functions as them or which are similar thereto; provided, however, that the term "Products" shall not include any products or applications designed, developed, produced, sold or offered for sale by Seller or its subsidiaries and affiliates at any time which are now within the product lines of any business of Seller or its affiliates other than the Business. Any one of the Products is referred to herein as a "Product."

               (d) Provided, however, that nothing herein shall prevent or prohibit Seller or its affiliates or subsidiaries in any way from conducting any activities other than the Business or prohibit Seller from acquiring, investing in, controlling, or otherwise having an interest in a business so long as not more than five percent (5%) of such business' sales and profits are derived from an operation which is a Competing Activity, or from acquiring, investing in, or otherwise having an interest in not more than a five percent (5%) equity interest or capital stock interest in a business whose sales and profits are derived from a Competing Activity. Further provided, that nothing herein shall prohibit Seller from acquiring any interest in, or making an acquisition of, another entity which conducts business involving products substantially comparable to Products or competes with the Business in any manner other than as its primary or exclusive business objective.

               (e) It is understood and agreed that, any activity of Seller which is conducted after Closing in a manner consistent with its prior practice as a part of any of the divisions, business units, or segments of Seller or its affiliates other than Company and its Affiliates as constituted and operated on and after December 31, 1996, whether as the commencement, continuation, or restructuring of any such activity, shall be deemed not to constitute a Competing Activity for the purposes hereof, and nothing in this Agreement shall restrict or limit, or be deemed to restrict or limit, any such activity as may be hereafter conducted by Seller.

          6.11 CASH BALANCES. The parties agree that all cash balances located outside the U.S. of Company and its Affiliates will be left on deposit in the accounts of Company and its Affiliates on the Closing Date, and Seller will, under terms mutually agreed between Seller and Buyer, provide cash management services with respect thereto for up to thirty (30) days after the Closing Date pursuant to the terms of the Transition Services Agreement. In the event that the aggregate amount of such cash on the Closing Date is greater than U.S.$2.0 million, then the amount equivalent to such excess shall be paid by Buyer to Seller by wire transfer of immediately available funds within thirty (30) days from the Closing Date. In the event that the aggregate amount of such cash on the Closing Date is less than U.S.$2.0 million, then the amount equivalent to such excess shall be paid by Seller to Buyer by wire transfer of immediately available funds within thirty (30) days from the Closing Date.

          6.12 DEBT. Third party debt in existence on the date hereof is identified in Schedule 4.1(t) hereof and reflected in the September 30,1996 balance sheet included in Schedule 4.1(o). In the event one or more of said debt facilities is paid or otherwise discharged in full on or prior to the Closing Date, then the Purchase Price shall be increased by the amount equivalent thereto.

                         ARTICLE VI-A MUTUAL COVENANTS
                         -----------------------------


          6.1A NOTIFICATION. Each party will promptly notify the other party in writing if it is or becomes aware of any fact or condition that causes or constitutes a breach of any representation or warranty as of the date of this Agreement, or if it is or becomes aware of the existence or occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any representation or warranty had such representation or warranty been made as of the time of the existence, occurrence or discovery of such fact or condition. Neither party is as of the date of execution hereof aware of any such fact or condition which it has not heretofore disclosed to the other party. Should any such fact or condition causing or constituting a breach require any change in the Schedules as if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, the party making such representation or warranty will promptly deliver to the other a supplement to the Schedules specifying such change, which if materially adverse shall be subject to the reasonable acceptance of the other party. The party whose representation or warranty has been breached shall have the opportunity to cure said breach, and such party shall notify the other party promptly upon the cure thereof, providing a further supplement to the Schedules reflecting the cure together with evidence of the cure which is reasonably acceptable to the other party. During the same period, each party will promptly notify the other of the occurrence of any breach of any covenant or of the occurrence of any event that may make the satisfaction of the conditions in SECTION 9.1 or 9.2, as applicable, impossible or unlikely. The Schedules set forth in this Agreement shall be updated to reflect any changes so notified and accepted between the date hereof and the Closing Date by the delivery of a complete set of updated Schedules at Closing.

          6.2A BEST EFFORTS. Between the date of this Agreement and the Closing Date, Seller and Buyer will use their best efforts to cause the conditions in
Article IX to be satisfied.

          6.3.A ANCILLARY AGREEMENTS. After the date of execution hereof, the parties shall negotiate in good faith the following ancillary agreements:
License Agreement for Retained

Technology; Distributor Agreement for Tremco S.A.; Put/Call Agreement for Tremco S.A.; License Agreement for Tremco S.A.; Transition Services Agreement; Ultrem Toll Agreement. From and after the Closing Date, Seller and Buyer agree that they shall cause their respective subsidiaries and affiliates to perform and comply with the duties and obligations of such ancillary agreements in accordance with the terms of the executed agreements.


                        ARTICLE VII. COVENANTS OF BUYER
                        -------------------------------


          7.1  COVENANTS.

               (a) After the Closing Date, Buyer will give, or cause to be given, to Seller and its representatives, during normal business hours at Company's premises and at Seller's expense, such access to the management, personnel, properties, titles, contracts, books, records, files, documents and affairs of Company and copies thereof (at the expense of Seller) as may be reasonably requested by Seller from time to time, including without limitation such access as may be necessary or desirable in connection with:

                   (1) any Tax examination or audit of Company, Seller or its affiliates, or preparation of any Tax Return of Company, Seller or its affiliates;

                   (2) any claims, demands, other audits, suits, actions or proceedings by or against Seller or its affiliates or related corporations in any way relating to or otherwise concerning Company (including claims or investigations arising under or in connection with this Agreement);

                   (3) any investigation of Seller, its affiliates or related companies conducted by any governmental organizations relating to the Company; or,

                   (4) any matter reasonably relating to any indemnification, representation, warranty, covenant, or any other term of this Agreement.

          Buyer agrees to cooperate fully with Seller after the Closing Date with respect of any such claims, demands, audits, suits, actions, proceedings or other matters by or against Seller, its affiliates or related corporations. It is specifically agreed that Buyer shall cooperate with Seller at Seller's expense in Seller's continued defense of the litigation and claims described in Schedule 1.3(b) hereto, and shall provide technical advice and assistance in connection therewith as reasonably required by Seller at Seller's sole expense.

               (b) After the Closing Date, Buyer will provide or cause to be provided to Seller all financial statements, exhibits and supporting schedules and access to Company's books, records and files as required for fiscal year end closing by Seller. Buyer shall use reasonable efforts to afford Seller access to the employees of the Business as Seller shall reasonably request for its proper business purposes, including, without limitation, the defense of legal proceedings. Such access may include interviews or attendance at depositions or legal proceedings; provided, however, that in any event all out-of-pocket expenses (excluding wages and salaries) reasonably incurred by Buyer in connection therewith shall be paid or promptly reimbursed by Seller.

          7.2 MAINTENANCE OF BOOKS AND RECORDS. Buyer agrees to preserve and keep and shall not destroy or otherwise dispose of all books and records relating to Company and the Business in the Buyer's possession for a period of at least five (5) years from the Closing Date or such later period as may be required by applicable laws or regulations. After the five year period and before Buyer shall dispose of any of such books and records, Buyer shall give Seller at least ninety (90) days prior written notice of such disposal and Seller shall be given an opportunity, at its own cost and expense, to remove and retain all or any part of such books and records as Seller may select. During such five year period, representatives of Seller shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records.

          7.3 TRANSITION SERVICES. Services or products which Company and its Affiliates may require from Seller after Closing may be provided upon Company's or its Affiliates' request pursuant to the terms of a Transition Services Agreement mutually agreed by the parties, which shall be executed and delivered by the parties at the Closing.

          7.4 TRADEMARKS. Buyer agrees that beginning on the Closing Date, no inventories or supplies of any kind on hand bearing the name "BFGoodrich," or any variation thereof or any other mark or name retained by Seller under SECTION 1.2(b), shall be used or sold unless they are maintained in their original packaging. Buyer shall cause

Company and its Affiliates to remove all references to the trade names and trademarks retained by Seller in SECTION 1.2(b) (whether in product packaging, sales literature, signage or in any other form) within one (1) year from the Closing Date.

          7.5 EMPLOYEES; EMPLOYEE BENEFITS. All employees of the Company or its Affiliates engaged in the Business who are actively employed immediately prior to the Closing Date, including without limitation, those on short-term disability or other leave of absence, whether for medical reasons or otherwise, shall continue as employees of the Company or its Affiliates on the Closing Date. Such employees shall be referred to herein as the "Business Employees." Notwithstanding the foregoing, the Business Employees shall not include any person who is receiving benefits under a long-term disability plan provided to employees of the Company or its Affiliates including, without limitation, the VEBA with respect to such Business Employees, or who has applied for benefits under such plan. If any such employees are able to return to work any time after the Closing Date, they shall become Business Employees, and shall be the responsibility of the Buyer. Buyer shall maintain the collective bargaining agreements between the Company or its Affiliates and the bargaining units representing Business Employees at the Barbourville, Kentucky and Cleveland, Ohio locations of Seller, and at any foreign locations of the Company where collective bargaining agreements are in force. Buyer agrees that with respect to any Business Employee who is terminated within one (1) year after the Closing Date, whether such termination is actual or constructive, it shall indemnify, and hold harmless and defend Seller, its affiliates and their respective officers, directors, employees, agents, successors and assigns, from and against any claim, course of action, demand, loss, liability, expense, or cost of any kind or amount whatsoever (including court costs and attorneys' fees) incurred or suffered by Seller, or one or more of said parties, arising as a direct or indirect result of such termination, including without limitation any liability for severance costs, whether under a severance plan of Seller or the Company or its Affiliates or as a result of a failure to comply with the provisions of any statute or governmental requirement regarding the provision of notice of termination to any employee or group of employees, or as a result of any charge of employment discrimination, or failure to comply with any laws or other requirements governing the employment relationship.

Notwithstanding the foregoing, however, Buyer's indemnification obligation shall not apply to liabilities arising under any Plans which were not disclosed to Buyer under SECTION 4.1(n).

          7.6  EMPLOYEE BENEFITS.

               (a) GENERAL. Buyer agrees to provide the Business Employees in the United States with employee benefits which are comparable in the aggregate to those employee benefits that are being provided to other similarly situated subsidiary employees of Buyer. The following subparagraphs set forth certain specific covenants of Buyer and agreements between the parties with respect to particular benefits to be provided to the Business Employees by Buyer pursuant to this SECTION 7.6.

               (b) RETIREMENT PLANS.

                  (1) 401(k) PLAN. Commencing on the Closing Date, Business Employees who are eligible to participate in the Seller's Retirement Plus Savings Plan ("Seller's Savings Plan") shall be eligible to participate in a defined contribution 401(k) plan of Buyer (the "Buyer's Savings Plan"). The parties agree that, to the extent permitted by law, each participant in the Seller's Savings Plan shall have the right to make an elective transfer of his or her account balance in that Plan to the applicable Buyer's Savings Plan, under the rules set forth in Treasury Reg. Section 1.411(d)-4. Any such transfers shall be made in cash. Upon such transfer, Buyer shall assume all of the obligations of Seller in respect of the account balances so transferred. In particular, the transfer shall be effected in such a way that outstanding loan obligations of the Business Employees under the Seller's Savings Plan will be continued under Buyer's Savings Plan, and will not be characterized as taxable distributions as of the Closing Date. The Buyer's Savings Plan shall contain provisions accepting eligible rollover distributions, as such term is defined in the Code to the Buyer's Savings Plan from the Seller's Savings Plan. The Buyer's Savings Plan will recognize service with Seller for all purposes for which service is a criterion in the Plan. Seller will vest all Business Employees in their entire account balances in the Seller's Savings Plan as of the Closing Date.

          (2)  DEFINED BENEFIT PENSION PLAN.

                  i) Buyer currently maintains defined benefit pension plans ("Buyer's Pension Plans") for its eligible employees, and it agrees that such Business Employees who were participating in the BFGoodrich Retirement Program for Salaried Employees ("Seller's Pension Plan") immediately prior to the Closing Date will be immediately eligible to participate in Buyer's Pension Plans. Under Buyer's Pension Plans, each such Business Employee will be credited with the service with which such Business Employee was credited under Seller's Pension Plan with Seller for purposes of determining eligibility to participate and vesting.

                  ii) All Business Employees will be fully vested in their accrued benefit under the Seller's Pension Plan as of the Closing Date regardless of their length of service at that time.

               (c) WELFARE BENEFIT PLANS. Buyer agrees that the welfare benefit plans and all fringe benefit programs which are provided to the Business Employees shall not contain any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements and similar provisions and shall recognize service with Seller or the Company or its Affiliates as applicable for all purposes for which service is a criterion under such welfare benefit plans. Buyer further agrees that it will offer as of the Closing Date health care coverage under a group health plan to all Business Employees in the United States who are covered on the Closing Date under Seller's group health plan. Buyer further agrees to recognize all expenses incurred by the Business Employees in Seller's welfare benefit plans prior to the Closing Date in a manner that insures that no Business Employee will be required to incur any coinsurance expense, expense with respect to deductible amounts, or other out-of-pocket welfare expenses greater than those that would have been incurred by the Business Employees during the 1996 plan year had a change in coverage under such plans not occurred. Seller shall remain responsible under its group health plans for all services rendered prior to the Closing Date, but shall have no responsibility for any services rendered after the Closing Date, regardless of when the illness or injury giving rise to the services took place. The parties further agree to work together to reach a mutually satisfactory agreement to enable the balances in the medical and dependent care reimbursement accounts of the Business Employee to be available for expenses incurred for the remainder of the calendar year following the Closing Date. The parties further agree to mutually determine which of the parties should receive all or a portion of any such amounts which are forfeited by the Business Employee as of the end of the year in which the Closing Date occurs.

               (d) RETIREE MEDICAL COVERAGE. Business Employees who are eligible to retire from Company as of the Closing Date shall, together with their spouses and other eligible dependents, be entitled to retiree medical and life insurance coverage from Seller, to the extent set forth under the plans of Seller then in effect, which coverage, if elected as of the Closing Date shall be secondary to the medical coverage provided to such employees of Buyer while they are actively employed by Buyer. Buyer agrees that it will not induce any Business Employee to elect Seller's retiree medical coverage in lieu of participation in Buyer's group health plan. Seller shall otherwise retain all claims, obligations, expenses and liabilities as well as any Plan that provides employee benefits after retirement to the Business Employees, including specifically post-retirement medical, pension or life insurance benefits.

               (e) EMPLOYEE NOTICE. Seller and Buyer agree to give notice to the Business Employees employed in the United States on a date before the Closing Date as agreed by Buyer and Seller that (1) any benefits previously promised under any Plan by Seller and/or Company before the Closing Date are the sole responsibility of Seller and that any obligation of Company to provide such benefits promised before the Closing Date are terminated as of the Closing Date; and (2) any benefits payable by Company after the Closing Date shall be under the terms of appropriate plans of Buyer.

          7.7 WORKERS' COMPENSATION. Company and its Affiliates shall retain full responsibility for all workers' compensation claims that have been filed by Business Employees in respect of occurrences prior to the Closing Date, and Buyer shall indemnify and hold Seller harmless against all claims, payments, expenses, costs and losses incurred or accrued by Seller with respect to or arising out of such claims up to the extent of the reserves and accruals established in the consolidated books and records of the Company as of the Closing Date. Seller shall indemnify and hold Buyer harmless against all claims, payments, expenses, costs and losses incurred or accrued by Buyer with respect to or arising out of such claims in excess of the reserves and accruals established in the consolidated books and records of the Company as of the Closing Date. Company and its Affiliates will also be responsible for all workers compensation claims that are filed by Business Employees in respect of occurrences on and after the Closing Date, including claims for injuries or illnesses that result from aggravation of pre-existing conditions that were in existence prior to or as of the Closing Date. Buyer acknowledges that Seller, as a self-insured employer under the Ohio and Kentucky Workers' Compensation statutes, retains by law ultimate legal responsibility for claims filed for pre-Closing Date occurrences, and the parties agree to cooperate to the extent necessary to insure that the handling of such claims is consistent with this paragraph, with Seller's underlying obligation under state law and with the foregoing agreement.


                           ARTICLE VIII. TAX MATTERS
                           -------------------------


          8.1 TAX DEFINITIONS. The following terms, as used herein, have the following meanings:

               (a) "Code" means the Internal Revenue Code of 1986, as amended.

               (b) "Income Tax" means (i) any net income, alternative or add-on minimum tax together with any interest, penalty, addition to tax or additional amount imposed by any federal, state or local governmental authority of the United States and (ii) any liability of Company, its Affiliates or Seller for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group or as a result of any obligations under any arrangements or agreements with respect to any amounts of the type described in clause (i), together with any capital gain tax arising from the sale of the Common Stock hereunder.

               (c) "Modified Aggregate Deemed Sales Price" means the modified ADSP (as such term is defined in Treasury Regulations Section 1.338(h)(10)-1(f) of the assets of Company and its Affiliates.

               (d) "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

               (e) "Tax" means any (i) income, profits, franchise, gross receipts, capital, capital gain, sales, use, transfer, property, value-added, employment, license, lease, service, transportation, withholding, payroll, severance, environmental, customs, excise, alternative minimum or other governmental tax or assessment of any kind whatsoever (including interest and penalties thereon and additions thereto) imposed by any federal, state, local or foreign governmental authority (a "Taxing Authority") with respect to Company and its Affiliates, and (ii) any liability of Company and its Affiliates for the payment of any amounts of the type described in (i) as a result of being a member of affiliated, consolidated, combined or unitary group or as a result of any obligations under any arrangements or agreements with respect to any amounts of the type described in clause (i).

               (f) "Tax Asset" means any net operating loss, net capital loss, investment tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum taxes).

          8.2  COVENANTS.

               (a) Buyer shall make a timely federal tax election under Section 338(g) of the Code (the "Section 338(g) Election") with respect to the acquisition of Company. Seller shall join with Buyer in making a timely federal tax election under Section 338(h)(10) of the Code (the "Section 338(h)(10) Election") with respect to the acquisition of Company. Seller and Buyer shall treat the transaction consistently with the Section 338(g) Election and the
Section 338(h)(10) Election (collectively, the "Section 338 Elections") for all federal, state, and local tax purposes. As soon as practicable after the Closing Date, Buyer shall prepare a fully completed Internal Revenue Service Form 8023 including all additional data and materials required to be attached to such form pursuant to the applicable regulations, and shall deliver such Form 8023 and the accompanying materials to the Seller. In determining the amount of the Modified Aggregate Deemed Sales Price for the assets of Company reflected on such Form, the amount of liabilities of (or assumed with respect to) Company shall equal the amount of liabilities accrued as of the Closing Date on the books of Company (excluding any liability that is not fixed and determinable as of the Closing Date subject to adjustment, as such liabilities become fixed and determinable, pursuant to applicable law and regulations). Any objections by Seller to the Form 8023 or any accompanying materials (which shall be raised within fifteen (15) business days after receipt by Seller of the Form 8023) unresolved within fifteen (15) business days after Seller has raised the objections shall be resolved pursuant to the procedures set forth in SECTION 8.2(b), and, if necessary, a revised Form 8023 shall be prepared in accordance with the final resolution as soon as possible by Buyer thereafter. The Form 8023 prepared and, if necessary pursuant to this SECTION 8.2(a), revised by Buyer shall be executed by each party, and Seller shall file such Form 8023 and the accompanying materials in accordance with the reasonable written directions of Buyer.

               (b) Buyer shall prepare and deliver to Seller a schedule (the "Price Allocation Schedule"), allocating, with the consent of Seller, the appropriate Modified Aggregate Deemed Sales Price of Company among the assets of Company in accordance with the Treasury regulations promulgated under Section 338(h)(10) of the code. The Price Allocation Schedule shall be prepared and agreed upon as soon as practicable after the Closing. At the time of delivery of the Price Allocation Schedule, Buyer shall provide Seller with a copy of any appraisal report utilized by Buyer in the preparation of such Schedule. The costs of any such appraisal obtained by Buyer in connection with the Price Allocation Schedule will be borne by Buyer. Any objections by Seller to the Price Allocation Schedule prepared by Buyer (which shall be raised within twenty
(20) business days after the receipt by Seller of such Schedule) unresolved within twenty (20) business days after Seller has raised the objections shall be referred for binding arbitration to the Cleveland office of Deloitte & Touche (the "Accounting Referee"). The resolution by the Accounting Referee shall be final and binding upon Buyer and Seller and shall constitute an arbitral award upon which judgment may be entered in any court having jurisdiction thereof. The costs and expenses of such accounting firm shall be borne equally by Seller and Buyer, and, if necessary, a revised Price Allocation Schedule shall be prepared by Buyer in accordance with the final resolution as soon as possible thereafter. The Price Allocation

Schedule prepared and, if necessary pursuant to this SECTION 8.2(b), revised by Buyer shall be binding on the parties hereto, and Seller and Buyer agree to act in accordance with such Schedule in the preparation, filing and audit of any Tax Return.

               (c) Buyer will not, without the prior consent of Seller, make a
Section 338 election for any of the Company's foreign Affiliates.

               (d) Except as contemplated in (a) above, Buyer covenants that it will not, and will not cause or permit Company or any of its Affiliates, to (i) take any action on the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability of Seller or any Seller Loss (as defined in SECTION 11.1(d) hereof), (ii) make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return, take any action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction of any Tax Asset of Seller or any of its affiliates (including Company) in respect of any Pre-Closing Tax Period. Buyer agrees that Seller is to have no liability for any Tax resulting from any action, referred to in the preceding sentence, of Buyer or any Affiliate of Buyer (including Company), and agrees to indemnify and hold harmless Seller and its affiliates against any such Tax.

               (e) Buyer shall promptly pay or shall cause prompt payment to be made to Seller of all refunds and interest thereon received by Buyer, any affiliates of Buyer or Company that are attributable to Taxes subject to indemnity under SECTION 11.1(b) (whether or not such indemnity has been paid).

               (f) On or prior to the Closing Date, Seller shall have signed and delivered a certification to the effect that such Seller is not a "foreign person" as defined in Section 1445 of the Code.

               (g) Seller covenants that all Tax sharing or similar agreements or arrangements with respect to or involving Company shall be terminated on or prior to the Closing Date and that, after the Closing Date Company shall not be bound under any such Tax sharing or similar agreement or arrangement or have any liability (current or contingent) to Seller or any Affiliate of Seller thereunder.

          8.3  COOPERATION ON TAX MATTERS.

               (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to Company as is reasonably necessary for the filing of any return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Seller agree to retain or cause to be retained all books and records pertinent to Company until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. Buyer agrees to give or cause its affiliates to give Seller reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Seller so requests, Buyer shall allow or cause its affiliates to allow Seller to take possession of such books and records. Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving Company for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

               (b) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury department Regulations promulgated thereunder.


                       ARTICLE IX. CONDITIONS TO CLOSING
                       ---------------------------------


          9.1 CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been true in all material respects as of the date of this Agreement and must be true in all material respects as of the Closing Date, as if made at and as of such date;

               (b) PERFORMANCE. Buyer shall have performed in all material respects all of its agreements, covenants and obligations hereunder required to be performed by it at or prior to the Closing Date, including payment of the Purchase Price pursuant to ARTICLE II and delivery of documents pursuant to
SECTION 10.2 hereof, and the delivery by Buyer and acceptance by Seller, if applicable, of the updated Schedules pursuant to the terms of SECTION 6.1A;

               (c) GOVERNMENTAL APPROVALS. Any applicable waiting period under the HSR Act or any other U.S. or foreign applicable governmental approval relating to the transactions contemplated hereby shall have expired or been obtained or terminated;

               (d) NO PROHIBITION. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing, and there shall not be (i) any law or regulation that otherwise makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, (ii) any order, decree or judgment of any court or governmental body having competent jurisdiction that otherwise prevents or delays the consummation of the transactions contemplated hereby or (iii) any suit or proceeding brought by any person or entity seeking an injunction in connection with the transactions contemplated hereby in which there is a reasonable probability of an adverse determination;

               (e) ANCILLARY AGREEMENTS. Execution and delivery of: License Agreement for Retained Technology; Distributor Agreement for Tremco S.A.; PutiCall Agreement for Tremco S.A.; License Agreement for Tremco S.A.; Transition Services Agreement; Ultrem Toll Agreement;

               (f) OTHER APPROVALS. The receipt of such approvals as are necessary or required under applicable U.S. union contracts or foreign union or works council rules by reason of the transactions contemplated herein; and,

               (g) FINANCIAL STATEMENTS. Delivery of the financial statements referred to in SECTION 6.9.

          9.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been true in all material respects as of the date of this Agreement and must be true in all material respects as of the Closing Date, as if made at and as of such date.

               (b) PERFORMANCE. Seller shall have performed in all material respects all of its agreements, covenants and obligations hereunder required to be performed by it at or prior to the Closing Date, including delivery of documents pursuant to SECTION 10.1 hereof, and the delivery by Seller and acceptance by Buyer, if applicable, of the updated Schedules pursuant to the terms of SECTION 6.1A;

               (c) GOVERNMENTAL APPROVALS. Any applicable waiting period under the HSR Act or any other U.S. or foreign applicable governmental approval relating to the transactions contemplated hereby shall have expired or been obtained or terminated;

               (d) NO PROHIBITION. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing, and there shall not be (i) any law or regulation that otherwise makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, (ii) any order, decree or judgment of any court or governmental body having competent jurisdiction that otherwise prevents or delays the consummation of the transactions contemplated hereby or (iii) any suit or proceeding brought by any person or entity seeking an injunction in connection with the transactions contemplated hereby in which there is a reasonable probability of an adverse determination;

               (e) ANCILLARY AGREEMENTS. Execution and delivery of: License Agreement for Retained Technology; Distributor Agreement for Tremco S.A.; Put/Call Agreement for Tremco S.A.; License Agreement for Tremco S.A.; Transition Services Agreement; Ultrem Toll Agreement;

               (f) OTHER APPROVALS. The receipt of such approvals as are necessary or required under applicable U.S. union contracts or foreign union or works council rules by reason of the transactions contemplated herein; Draft

               (g) FINANCIAL STATEMENTS. Delivery of the financial statements referred to in SECTION 6.9; and,

               (h) IBNR POLICY. Delivery of the IBNR claims insurance policy referred to in SECTION 6.4.


                        ARTICLE X. DELIVERIES AT CLOSING
                        --------------------------------


          10.1 DELIVERIES OF SELLER. At the Closing, Seller shall deliver or cause the following to be delivered to Buyer, duly executed:

               (a) STOCK CERTIFICATES. Stock certificates for all of the shares of Common Stock, each duly endorsed to Buyer or its designee or accompanied by duly endorsed stock transfer powers, together with the minute books, stock ledgers and corporate seal of Company and its Affiliates; together with such documentation and materials for the Company's Affiliates;

               (b) OPINION OF COUNSEL. The legal opinion of in-house counsel to Seller, dated the Closing Date, in a form reasonably acceptable to Buyer;

               (c) CERTIFICATES. A certificate signed by Seller's authorized representative, dated the Closing Date, to fulfill the requirements of the condition set forth at SECTION 9.2(a) hereof; a good standing certificate for Company issued by the Secretary of State of Ohio; a true and correct copy of the Articles of Incorporation of Company certified by the Secretary of State of Ohio; and, a true and correct copy of the Code of Regulations of Company certified by the Secretary of Company;

               (d) RESIGNATION. Resignations of such Officers and Directors of Company as are specified in Schedule 10.1(d); and,

               (e) SECRETARY'S CERTIFICATE. A certificate executed by the Secretary or by another authorized officer of Seller certifying (i) the resolutions of the Board of Directors of Seller authorizing the execution, performance and delivery of this Agreement and the other instruments, documents and transactions contemplated hereby; and (ii) the names and signatures of the officers of Seller executing such documents.

          10.2 DELIVERIES OF BUYER. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

               (a) PURCHASE PRICE. The Purchase Price to be paid at Closing pursuant to the provisions of ARTICLE II hereof;

               (b) OPINION OF COUNSEL. The legal opinion of counsel to Buyer, dated the Closing Date, in a form reasonably acceptable to Seller;

               (c) OFFICER'S CERTIFICATE. A certificate signed by Buyer's authorized representative, dated the Closing Date, to fulfill the requirements of the condition set forth at SECTION 9.1(a) hereof; and,

               (d) SECRETARY'S CERTIFICATE. A certificate executed by the Secretary or another authorized officer of Buyer certifying (i) the resolutions of the Board of Directors of Buyer authorizing the execution, performance and delivery of this Agreement and the other instruments, documents and transactions contemplated hereby; and (ii) the names and signatures of the officers of Buyer authorized to execute such documents.


                             ARTICLE Xl. INDEMNITY
                             ---------------------


          11.1 INDEMNIFICATION.

               (a) SELLER'S INDEMNITY. Subject to the conditions, limitations and provisions of this ARTICLE Xl, Seller agrees to hold harmless, indemnify and defend Buyer, its affiliates and their respective officers, directors, employees, agents, successors and assigns, from and against any claim, cause of action, demand, damage, loss, liability, expense or cost of any kind or amount whatsoever (including court costs, expenses and reasonable accountants and attorneys fees) incurred or suffered by any one or more of said parties, arising or resulting from the following, including the enforcement thereof:

                  (1) the breach of any representation or warranty made by Seller in this Agreement, it being expressly understood and agreed that except as and to the extent set forth in this ARTICLE XI, Seller shall not indemnify, defend or hold harmless any party or entity with respect to the representations or warranties made by Seller;

               (2) the breach of or failure to perform any covenant, obligation or agreement of Seller set forth herein; or

               (3) any Retained Liability.

          (b)  Tax Indemnification By Seller.

               (1) Seller hereby agrees to indemnify, defend and hold Buyer harmless against and agrees to hold it harmless from (x) any and all Income Taxes of Company and Affiliates for any Pre-Closing Tax Periods, (y) any and all Taxes to the extent not accrued or reserved for in the Final Closing Statement, and (z) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), arising out of or incident to the imposition, assessment or assertion of any such Income Tax, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Income Tax ("Buyer's Loss").

               (2) If any claim or demand for Income Tax in respect of which indemnity may be sought pursuant to this SECTION is asserted in writing against Buyer, any of its affiliates, or, effective upon the Closing, Company, Buyer shall notify Seller of such claim or demand within thirty (30) days of receipt thereof, or such earlier time that would allow Seller to timely respond to such claim or demand, and shall give Seller such information with respect thereto as Seller may reasonably request. Seller may, at its own expense, participate in and, upon notice to Buyer, assume and control the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit). If Seller assumes and controls such defense, Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller. Whether or not Seller chooses to defend or prosecute any claim, (i) all of the parties thereto shall cooperate in the defense or prosecution thereof and (ii) Seller may discharge, at any time, its indemnification obligation under this SECTION by paying to Buyer the amount of the applicable Buyer's Loss, calculated on the date of such payment pursuant to SECTION 11.1(b)(1) hereof.

               (3) Seller shall not be liable under this SECTION for any Income Tax resulting from any claim, suit, action, litigation or proceeding in which Seller was not permitted an opportunity to participate as provided under SECTION 11.1(b)(2) hereof.

                  (4) for purposes of this SECTION, the amount of Income Tax for the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the relevant tax period ended at the close of business on the Closing Date. To the extent that the portion of an item of income or deduction attributable to the Pre-Closing Tax Period cannot be determined, Buyer and Seller shall negotiate in good faith and use their best efforts to determine the appropriate allocation for such items. If Buyer and Seller are unable to reach such agreement, the disputed item shall be resolved as provided for in SECTION 8.2(b) hereof.

               (c) BUYER'S INDEMNITY. Subject to the conditions, limitations and provisions of this ARTICLE XI, Buyer agrees to hold harmless, indemnify and defend Seller, its affiliates and their respective officers, directors, employees, agents, successors and assigns, from and against any claim, cause of action, demand, damage, loss, liability, expense or cost of any kind or amount whatsoever (including court costs, expenses and reasonable accountants and attorneys fees) incurred or suffered by any one or more of said parties, arising or resulting from:

                   (1) the breach of any representation or warranty made by Buyer in this Agreement, it being expressly understood and agreed that except as and to the extent set forth in this ARTICLE Xl, Buyer shall not indemnify, defend or hold harmless any party or entity with respect to the representations or warranties made by Buyer;

                   (2) the breach of or failure to perform any covenant, obligation or agreement of Buyer made herein;

                   (3) the ownership of Company by Buyer or operation of the Business, except to the extent (i) Seller has expressly agreed in this Agreement to hold harmless, indemnify and defend Buyer, or (ii) Seller has breached or otherwise violated its covenants or agreements hereunder; and,

                   (4) liability to any federal, state, local or foreign taxing body for any sales, documentary or other transfer taxes, including interest or penalties thereon, arising in connection with the transaction contemplated by this Agreement.

          (d)  TAX INDEMNIFICATION BY BUYER.

               (1) Buyer hereby agrees to indemnify, defend and hold Seller harmless against and agrees to hold it harmless from (x) any and all Taxes of Company and its Affiliates arising or relating to any taxable period, other than Income Taxes and Taxes described in SECTION 11.1(b)(1), and (y) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), arising out of or incident to the imposition, assessment or assertion of any such Tax, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, the sum of (x) and (y) being referred to herein as a "Seller Loss".

               (2) If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this SECTION is asserted in writing against Seller, Seller shall notify Buyer of such claim or demand within thirty (30) days of receipt thereof, or such earlier time that would allow Buyer to timely respond to such claim or demand, and shall give Buyer such information with respect thereto as Buyer may reasonably request. Buyer may, at its own expense, participate in and, upon notice to Seller, assume and control the defense of any such claim, suit, action, litigation or proceeding (including any tax audit). If Buyer assumes or controls such defense, Seller shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Buyer. Whether or not Buyer chooses to defend or prosecute any claim, (i) all of the parties hereto shall cooperate in the defense or prosecution thereof and (ii) Buyer may discharge, at any time, its indemnification obligation under this SECTION by paying to Seller the amount of the applicable Seller Loss, calculated on the date of such payment pursuant to SECTION 11.1(d)(1) hereof.

          (e)  SPECIAL INDEMNIFICATION BY SELLER.

               (1) GENERAL PROVISIONS. Seller hereby agrees to indemnify, defend and hold harmless Buyer, Company and their officers, directors and employees from and against any and all third-party Claims for Net Qualified Abatement Costs (as such terms are defined in Section 11.1 (e)(2)) arising after the Closing Date attributable to an asbestos-containing single ply roofing product sold and marketed prior to the Closing Date by Company under the trade name Tremply ("Tremply Roofing Materials"), provided that

Buyer provides Seller with initial notification of the Claim prior to the tenth
(10th) anniversary of the Closing Date and fully complies with the requirements of Section 11.1(e)(3).

          (2)  TERMS. For purposes of this Section 11.1(e):

               (i) "Qualified Abatement Costs" means the additional costs and expenses, if any, of removing and disposing of Tremply Roofing Materials which are in excess of the costs and expenses for removal and disposal that would be incurred if such materials did not contain asbestos, that Company is obligated to pay due solely to the presence of asbestos compounds in such Tremply Roofing Materials, including reasonable expenses for investigating, defending and compromising third-party Claims for such costs (including attorneys' fees and expenses). The term "Qualified Abatement Costs" does not include costs or expenses (whether for labor, materials or otherwise) for repair, removal, disposal and replacement that: are incurred as a result of settlement or other resolution of a warranty concerning service life, performance or absence of defects given with respect to Tremply Roofing Materials or a roof containing such materials; result from ordinary wear and tear or exposure to the elements; or, involve the repair, as distinguished from removal and replacement, of roofing containing Tremply Roofing Materials. The term "Qualified Abatement Costs" does not include consequential damages due to defective or worn roofs, such as damage to real and personal property caused by water (unless incurred in connection with the performance of work pursuant to the indemnification provisions hereof).

               (ii) "Net Qualified Abatement Costs" means Qualified Abatement Costs less all insurance proceeds that are recovered by Company or Buyer under the Tremco Insurance Policies.

               (iii) "Claim" means any written claim or demand, lawsuit or written threat thereof or other written statement of rights by a third-party which is specific as to the asbestos content of Tremply Roofing Materials.

          (3) COST-SHARING. With respect to Claims for Net Qualified Abatement Costs which arise after the Closing Date, Seller and Buyer shall each be responsible for fifty percent (50%) of all such Net Qualified Abatement Costs incurred by Company and Buyer, until the aggregate of such Net Qualified Abatement Costs reaches

Six Million U.S. Dollars (U.S.$6,000,000). Thereafter, Seller shall be responsible for one hundred percent (100%) of Net Qualified Abatement Costs incurred by Company and Buyer; provided however, that Seller will have no liability for Net Qualified Abatement Costs with respect to Claims that are first notified to it more than ten (10) years from the Closing Date, at which time Seller will have no further obligation to Buyer or the Company for Qualified Abatement Costs thereafter arising.

               (4) COVENANTS. After the Closing Date, Company will exercise its best efforts to minimize the occurrence of third-party Claims for asbestos abatement related to Tremply Roofing Materials in a manner consistent with current practices. In addition, Buyer shall not, without Seller's express written consent, release, assign, sell, compromise or otherwise impair or prejudice coverage rights under any policy of insurance in existence on the Closing Date that may provide coverage for Qualified Abatement Costs (including, without limitation, the Tremco Insurance Policies).

               (5) NOTICE OF CLAIMS. If, after the Closing Date, Company receives a Claim for which indemnification is available pursuant to this Section 11.1(e) or which Buyer otherwise considers may result in Qualified Abatement Costs, Buyer shall deliver to Seller an initial written notification in accordance with Section 12.6 within thirty (30) business days after receipt of the Claim, but in no event later than ten (10) business days before any responsive pleading is required. A delay in giving notice shall only relieve the recipient of liability to the extent the recipient suffers actual prejudice because of the delay. Buyer shall as soon as practicable after delivery of such notice furnish to Seller any written materials and other information as are available related to such Claim, as well as any materials or information which it thereafter receives related to such Claim.

               (6) CLAIMS MANAGEMENT. Seller and Buyer shall promptly assess such Claim in order to determine whether or not such Claim should be submitted for coverage under the Tremco Insurance Policies. In the event the parties determine to make such a submission, the parties shall thereafter mutually cooperate in order to present such Claim and otherwise cooperate with the relevant insurer(s) so as to maximize the opportunities for the applicable insurer to provide defense and indemnity coverage. Seller shall thereafter defend such Claim pursuant to this Section 11.1(e), at the sole cost and expense of Seller (unless such costs are covered by the applicable Tremco Insurance Policies), by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by Seller to a final conclusion or will be settled at the discretion of Seller; provided, however, without the prior written consent of Buyer, Seller shall not enter into any settlement which would lead to liability or create any financial or other obligation for Buyer or Company for which Buyer or Company is not entitled to insurance coverage or other indemnification. If a firm offer is made to settle a Claim (a) which provides for a full and complete release of the Claim without liability or obligation for Buyer or Company for which Buyer or Company is not entitled to insurance coverage or other indemnification and (b) Seller desires to accept such offer, Seller shall give written notice to Buyer to that effect. If Buyer fails to consent to such firm settlement offer within ten (10) business days after its receipt of such notice, Buyer may continue to contest or defend the Claim and, in such event, the maximum liability of Seller for such Claim shall not exceed the amount of the firm settlement offer. Seller shall have full control of the defense and proceedings referred to in this clause (6), including (except as provided above) any settlement thereof. Buyer may retain separate counsel to represent it in, but not control, any defense or settlement of any Claim controlled by Seller pursuant to this clause (6), and Buyer will bear its own costs and expenses with respect to such separate counsel except that Seller will pay the costs and expenses of such separate counsel, if (x) in Buyer's good faith judgment, it is advisable, based on advice of counsel, for Buyer to be represented by separate counsel because a conflict or potential conflict exists between Seller and Buyer which makes representation of both parties inappropriate under applicable standards of professional conduct or (y) the named parties to such Claim include both Seller and Buyer and Buyer determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to Seller. Notwithstanding the foregoing, Buyer may assume control of the defense or settlement of any Claim, the defense of which Seller has elected to control, (i) if the parties mutually agree that Buyer shall assume control, or (ii) if Buyer irrevocably waives its right to indemnity under
Section 11.1(e) with respect to such Claim.

               (7) DEFENSE. Seller shall control the defense of any Claim for which Buyer or Company seeks indemnification under this Section 11.1(e) (including, without limitation, investigation of the Claim, appeal of any adverse rulings) and Buyer shall assist and cooperate fully with respect to such defense (including, without limitation, the assertion of counterclaims and cross-claims, if any), provided that Seller reimburses Buyer for any out-of-pocket costs incurred by Buyer in providing such assistance. If Seller has notified Buyer that Seller disputes its liability under this Section 11.1(e) to Buyer with respect to such Claim and if such dispute is finally resolved in favor of Seller, Buyer will reimburse Seller for all reasonable costs and expenses incurred by Seller in connection with such Claim.

          11.2 LIMITATIONS ON SELLER'S LIABILITY.

               (a) MONETARY THRESHOLDS AND LIMITATIONS. Seller shall have no obligation to hold harmless, defend and indemnify Buyer pursuant to the terms and conditions of this Agreement unless: the individual claim for indemnity exceeds $25,000; and, the aggregate amount of all claims in excess of $25,000 exceeds one percent (1%) of the Purchase Price. In the event the foregoing thresholds on liability for indemnification are reached, then in such event Seller shall be liable for such claims in accordance with the terms and conditions of this Agreement from the first dollar without regard to said one percent (1%) threshold. Seller shall have no obligation to hold harmless, defend and indemnify Buyer pursuant to the terms and conditions of this Agreement in respect of any individual claim or in respect of any and all claims in the aggregate in excess of ten percent (10%) of the Purchase Price. Buyer hereby waives, releases and agrees not to assert any such right, and Buyer agrees to cause the Company to waive, release and agree not to assert any such right, to the extent that, after the application of the provisions of this Article XI, any such items of Buyer and/or Company in the aggregate exceed ten percent (10%) of the Purchase Price.

               (b) TIME LIMITATIONS. No claim by Buyer pursuant to SECTION 11.1(a)(1) or (2) may be asserted against Seller unless written notice thereof is received by Seller within one (1) year after the Closing Date, and the indemnities contained in SECTION 11.1(a)(1) or (2) shall expire one (1) year from the Closing Date except as to any claim as to which notice has been given to and received by Seller pursuant to SECTION
11.3 within such period (in which case the indemnification period shall be extended in respect of such claim until after the final resolution thereof. The indemnity provided in SECTION 11.1(b) shall expire concurrent with the statute of limitations otherwise applicable to the underlying Tax Liability.

               (c) EXCLUSIONS FROM SUB-SECTIONS (a) AND (b). Notwithstanding any other provision of this Agreement, the monetary thresholds and limitations of
SECTION 11.2(a) and the time limitations of SECTION 11.2(b) shall not apply to any Buyer claim for indemnity hereunder which arises under or relates to: breach of the representations and warranties contained in SECTIONS 4.1(b) or 4.1(q); violations of the covenants set forth in SECTIONS 6.4, 6.10 or 7.7; Retained Liabilities under SECTION 11.1(a)(3); Taxes or Income Taxes under SECTION 11.1(b); Special Indemnification by Seller under SECTION 11.1(e); and, breach or violation of the ancillary agreements set forth in Exhibit A.

               (d) If any claim suffered by Buyer or Seller results in either an entitlement to insurance recovery or any tax benefits, then any amount required to be paid by Seller or Buyer in respect of such claim pursuant to SECTION 11.1(a) (after giving effect to the provisions of SECTIONS 11.2(a), (b) and (c)) shall be limited to the excess of the claim over and above the aggregate amount of such insurance proceeds and such tax benefits.

          11.3 NOTICE OF CLAIM. If either party hereto (the "Claimant") desires to assert an indemnity claim ("Claim") against the other ("Indemnitor") under
SECTION 11.1(a) or (c) hereof, respectively, the Claimant shall give notice in writing to the Indemnitor setting forth the amount, nature and circumstances of the Claim. No communication between the parties shall be deemed to constitute valid notice under this SECTION 11.3 unless: (i) the notice is provided in writing in accordance with SECTION 12.6, and (ii) a specific Claim for indemnification is asserted with reference to particular facts and circumstances described therein. In the event of the assertion by any third party of circumstances giving rise to a Claim with respect to which Buyer or Seller is entitled to indemnification hereunder, the Indemnitor and its legal representatives shall have the right to compromise or defend any such Claim (and the Claimant shall cooperate with respect to any such compromise or defense); provided that, the Indemnitor shall indemnify Claimant against any loss resulting from the Indemnitor's failure to pay any such liability as may finally be determined. Upon payment of indemnification by the Indemnitor, the Claimant will assign to Indemnitor its right against any applicable account debtor or other responsible party to the extent of the indemnification payment.

          11.4 EXCLUSIVE REMEDY. The parties hereto mutually agree that the remedies provided by this ARTICLE XI shall be exclusive with respect to the matters described herein and the transactions contemplated by this Agreement, except as to common law fraud.


                     ARTICLE XII. MISCELLANEOUS PROVISIONS
                     -------------------------------------


          12.1 CERTAIN DEFINITIONS. For purposes of this Agreement the following definitions shall apply:

               (a) "Plan" means any (i) "employee benefit plan" within the meaning of Section 3(3) of ERISA, or similar plan offered to any employees outside of the United States (ii) plan or policy or practice, whether written or oral, providing for "fringe benefits," including but not limited to vacation, paid holiday, personal leave, medical, hospitalization, dental, vision, life insurance, post-employment medical life insurance or any other post-retirement benefits, employee discount, educational benefit, severance, group insurance, disability, death benefit, flexible spending plan or similar programs, or (iii) any other plan or policy or practice, whether written or oral, including but not limited to any employment, non-competition, management, agency or consulting arrangement, bonus, profit sharing, deferred compensation, incentive, stock option, stock ownership or stock purchase plan, policy, arrangement or agreement which Seller or Company or its Affiliates maintains for the benefit of, or to which Seller or Company or its Affiliates is a party, covering the Business Employees.

               (b) "Business" means the commercial activities and operations undertaken by Company or its Affiliates in connection with its global sealants, coatings and adhesives businesses as heretofore conducted, but excluding: the Retained Business.

          12.2 GOVERNMENTAL APPROVALS AND CONSENTS.

               (a) Each party hereto will use its best efforts to obtain all authorizations, consents, orders and approvals of governmental authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five (5) business days of the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

               (b) Without limiting the generality of the parties' undertakings hereunder, each of the parties hereto shall use all reasonable efforts to (i) respond to any inquiries by any governmental authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement,
(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement and
(iii) in the event any governmental order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to have such governmental order vacated or lifted.

          12.3 REPRESENTATIONS AND WARRANTIES OF SELLER.

               (a) The representations and warranties of Seller contained in this Agreement or in any certificate or writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of one (1) year; provided, that the representations and warranties of Seller contained in SECTION 4.1(b) and (q) shall survive the Closing without limitation; and, provided further, that the representations and warranties of Seller contained in SECTION 4.1(i) shall expire concurrent with the statute of limitations otherwise applicable to the underlying Tax Liability.

               (b) Except as specifically provided in ARTICLE IV, it is the explicit intent and understanding of each party hereto that Seller is making no representation or warranty whatsoever, express or implied, to Buyer or any other person, of any kind or nature whatsoever, including, without limitation, any implied warranties of merchantability, fitness for a particular purpose or physical condition regarding the Business or any of Company's assets, and, subject to the terms and conditions of this Agreement, Buyer agrees to accept the same "as is, where is" and buyer is relying on its own examination thereof.

               (c) Notwithstanding anything to the contrary contained in this Agreement, Seller makes no representation or warranty to Buyer with respect to
(i) the information set forth in the confidential offering memorandum prepared regarding the Company, or any updates thereto, or (ii) any financial projection or forecast relating to the business, financial condition, results of operations or prospects of the Company. With respect to any projection or forecast delivered by or on behalf of Seller to Buyer, Buyer acknowledges that: there are uncertainties inherent in attempting to make such projections and forecasts; Buyer is familiar with such uncertainties; Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it; and, Buyer shall have no claim of any nature whatsoever against Seller with respect thereto.

          12.4 ENTIRE AGREEMENT. This Agreement, the Schedules hereto and the agreements and other documents expressly referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous letters, agreements and understandings concerning said subject matter. Notwithstanding the foregoing, Buyer's obligations under the Confidentiality Agreement dated July 23,1996 between Buyer and Seller (a copy of which is attached in Schedule 12.4) shall survive this Agreement until the Closing and consummation of the transactions contemplated hereby, at which time such obligations shall terminate as to the Common Stock being purchased or conveyed hereunder. In the event this Agreement is terminated without Closing occurring, then the obligations set forth in the aforesaid Confidentiality Agreement shall survive the termination hereof in accordance with the terms thereof.

          12.5 BINDING EFFECT: ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Buyer, Seller and their respective successors and assigns; provided, however, that no party hereto may assign this Agreement or any rights hereunder without the written consent of the others. Notwithstanding the foregoing, Buyer may assign this Agreement to a wholly-owned subsidiary of Buyer; provided, however, that such assignment shall not relieve Buyer from or in any way limit Buyer's primary responsibility for the full and timely payment and performance of all of Buyer's duties, liabilities, and other obligations under this Agreement; and provided further, that Buyer advises Seller of such assignment not less than five (5) business days prior to Closing. In the event of any such assignment, Buyer shall (i) provide to Seller at Closing a guaranty in such form as Seller may furnish to Buyer; and (ii) such other certificates, instruments and documents as Seller or its counsel may reasonably require, including, without limitation, certified copies of the Articles/Certificate of Incorporation and Code of Regulations of such subsidiary, and a certificate of good standing dated the Closing Date.

          12.6 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given and made when delivered as follows:

     If to Seller:
     -------------

          The B.F.Goodrich Company
          3925 Embassy Parkway
          Akron, Ohio 44333
          Attention: General Counsel
          Fax: 216-374-3338

          with a copy to:
          ---------------
          The B.F.Goodrich Company
          9911 Brecksville Road
          Cleveland, Ohio 44141-3247
          Attention: Vice President-Legal
          Fax: 216-447-5730

     If to Buyer:
     ------------

          RPM, Inc.
          2628 Pearl Road
          P.O. Box 777
          Medina, Ohio 44078
          Attention: Thomas C. Sullivan
          Fax: 330-225-8743
     with a copy to:
     ---------------

          Calfee, Halter & Griswold
          1400 McDonald Investment Center
          800 Superior Avenue
          Cleveland, Ohio 44114-2688
          Attention: William A. Papenbrock
          Fax: (216) 241-0816

provided, however, that if any party shall have designated a different address by notice to the other, then the last address so designated shall be the address for notices hereunder.

          12.7 WAIVER, CONSENT. Whenever the consent, approval, agreement, waiver, designation, notice, demand or other written action by Buyer or Seller is provided for in this Agreement, the same may be given on behalf of such party in a writing signed by its President or a Vice President. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder shall be deemed to be a waiver of any other condition or subsequent breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any non-compliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such non-compliance or breach.

          12.8 OTHER AND FURTHER COVENANTS OF SELLER. At any time after the Closing, and without further consideration, Seller will execute and deliver such other and further instruments of conveyance, transfer and confirmation as Buyer may reasonably request in order more effectively to convey, confirm and transfer to Buyer any of the assets used in the Business transferred hereunder; provided, however, that Buyer shall reimburse Seller for all out-of-pocket expenses incurred therewith.

          12.9 GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Ohio (without reference to conflicts of laws principles).

          12.10 EXPENSES. Each of the parties to this Agreement shall bear all expense incurred by it in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation therefor.

          12.11 NO THIRD PARTY BENEFICIARIES. This Agreement does not and is not intended to confer upon any employee or agent of Seller or Company or its Affiliates, or upon or any other person other than the parties signatory hereto any rights or remedies hereunder, including specifically rights as a third party beneficiary.

          12.12 PUBLIC ANNOUNCEMENTS. Except as may be required by law or the rules of the New York Stock Exchange or the NASD, no party hereto shall make any public announcement or filing with respect to the transactions provided for herein without the prior written consent of the other party hereto.

          12.13 DISPUTES. Buyer and Seller agree that, in the event of any dispute of conflict arising in connection with or under this Agreement, they shall use their best efforts to amicably resolve such dispute or conflict.

          12.14 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.


                                   THE B.F.GOODRICH COMPANY



                                   By: /s/ John D. Ong
                                      --------------------------------
                                      John D. Ong
                                      Chairman of the Board and
                                      Chief Executive Officer



                                   RPM, INC.


                                   By: /s/ Thomas C. Sullivan
                                      ---------------------------------
                                      Thomas C. Sullivan
                                      Chairman








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